Exhibit 10.1

Secured Revolving Loan Facility

LOAN AND SECURITY AGREEMENT

Among

EFR 2018-1, LLC,
a Delaware limited liability company,

as Borrower,

and

PACIFIC WESTERN BANK,
as Administrative Agent, Payment Agent, Collateral Agent and a Lender

Dated as of
July 23, 2018

	5.15	Names; Location of Offices, Records and Collateral	54
	5.16	Deposit Accounts and Investment Property	54
	5.17	Non-Subordination	54
	5.18	Receivables	55
	5.19	Servicing	55
	5.2	Legal Investments; Use of Proceeds	55
	5.21	Broker’s or Finder’s Commissions	55
	5.22	Anti-Terrorism; OFAC	55
	5.23	Security Interest	56
	5.24	Survival	56
VI.	AFFIRMATIVE COVENANTS		56
	6.1	Financial Statements, Reports and Other Information	57
	6.2	Payment of Obligations	59
	6.3	Conduct of Business and Maintenance of Existence and Assets	59
	6.4	Compliance with Legal and Other Obligations	59
	6.5	Reserved	59
	6.6	True Books	59
	6.7	Inspection; Periodic Audits; Quarterly Review	60
	6.8	Further Assurances; Post Closing	60
	6.9	Other Liens	61
	6.1	Use of Proceeds	61
	6.11	Collateral Documents; Security Interest in Collateral	61
	6.12	Servicing Agreement; Backup Servicer;	61
	6.13	Special Purpose Entity	62
	6.14	Collections.	64
	6.15	Reserved	64
	6.16	Changes to Underwriting Guidelines	64
	6.17	Collateral Performance and Financial Covenants	64
VII.	NEGATIVE COVENANTS		66
	7.1	Indebtedness	66
	7.2	Liens	66
	7.3	Investments; Investment Property; New Facilities or Collateral; Subsidiaries	66
	7.4	Dividends; Redemptions; Equity	67
	7.5	Transactions with Affiliates	67
	7.6	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Trade Names	67
	7.7	Transfer of Collateral; Amendment of Receivables	68
	7.8	Contingent Obligations and Risks	68
	7.9	[Reserved]	68
	7.1	Modifications of Agreements	68
	7.11	Anti-Terrorism; OFAC	68
	7.12	Deposit Accounts and Payment Instructions	69
	7.13	Servicing Agreement	69
	7.14	No Adverse Selection; Minimum Purchase	69

VIII.	EVENTS OF DEFAULT		70
IX.	RIGHTS AND REMEDIES AFTER DEFAULT		73
	9.1	Rights and Remedies	73
	9.2	Application of Proceeds	74
	9.3	Right to Appoint Receiver.	74
	9.4	Attorney-in-Fact	75
	9.5	Rights and Remedies not Exclusive	75
X.	WAIVERS AND JUDICIAL PROCEEDINGS		75
	10.1	Waivers	75
	10.2	Delay; No Waiver of Defaults	75
	10.3	Jury Waiver	76
	10.4	Amendment and Waivers	76
XI.	EFFECTIVE DATE AND TERMINATION		77
	11.1	Effectiveness and Termination	77
	11.2	Survival	78
XII.	MISCELLANEOUS		78
	12.1	Governing Law; Jurisdiction; Service of Process; Venue	78
	12.2	Successors and Assigns; Assignments and Participations	79
	12.3	Application of Payments	83
	12.4	Indemnity	83
	12.5	Notice	84
	12.6	Severability; Captions; Counterparts; Facsimile Signatures	85
	12.7	Expenses	85
	12.8	Entire Agreement	86
	12.9	Approvals and Duties	86
	12.1	Publicity	86
	12.11	Release of Collateral	87
	12.12	Times of Day	88
	12.13	Rounding	88
	12.14	No Advisory or Fiduciary Responsibility	88
	12.15	Independent Effect of Covenants	89
	12.16	Right of Setoff.	89
	12.17	Confidentiality.	89
	12.18	Inconsistencies with Other Documents.	90
XIII.	AGENT PROVISIONS; SETTLEMENT		90
	13.1	Agent.	90
	13.2	Lender Consent	95
	13.3	Set-off and Sharing of Payments	96
	13.4	Disbursement of Funds	96
	13.5	Settlements; Payments; and Information	97
	13.6	Dissemination of Information	98
	13.7	Non-Funding Lender.	99

13.8	Taxes	99
13.9	Patriot Act	102

SCHEDULES

Schedule A	Terms, Conditions and Disclosure Schedules
Schedule B	Wiring Instructions
Schedule C	Revolving Loan Commitments
Schedule D	Approved States
Schedule E	State Licenses
Schedule F	Permitted Modifications
Schedule G	Borrower Competitors

EXHIBITS

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Note
Exhibit C	Form of Monthly Collateral and Servicing Report
Exhibit D	Form of Portfolio Documents
Exhibit E	Form of Request for Revolving Advance
Exhibit F	[Reserved]
Exhibit G	Underwriting Guidelines
Exhibit H	Servicing Policy

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of July 23, 2018, is entered into by and between EFR 2018-1, LLC, a Delaware limited liability company (“Borrower”), each of the financial institutions from time to time party hereto (individually each a “Lender” and collectively the “Lenders”) and PACIFIC WESTERN BANK, a California state-chartered bank (“PacWest”), as administrative, payment and collateral agent for itself, as a Lender and for the other Lenders (in such capacities, “Agent”).

WHEREAS, Borrower has requested that Lenders make available to Borrower a secured revolving loan facility in an initial principal amount of $150,000,000, the proceeds of which shall be used by Borrower to purchase certain Eligible Receivables, to pay closing expenses and for payment of fees and expenses to the Agent and Lenders, and to pay for operating expenses;

WHEREAS, Borrower is willing to grant Agent, for the benefit of itself and the other Lenders, a lien on and security interest in the Collateral to secure the Loan and other financial accommodations being granted by Agent and Lenders to Borrower; and

WHEREAS, Lenders are willing to make the Loan available to Borrower upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower, Agent and Lenders hereby agree as follows:

I.DEFINITIONS

1.1General Terms

(a)For purposes of the Loan Documents and all Annexes, Schedules and Exhibits thereto, in addition to the definitions above and elsewhere in this Agreement or the other Loan Documents, the terms listed in this Article I shall have the meanings given such terms in this Article I.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein.

(c)Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Agent that Borrower requests an amendment to any provision hereof, including a Trigger Event, to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision or Trigger Event (or if Agent notifies Borrower that Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

“Accession Agreement” shall mean an Accession Agreement to the Intercreditor Agreement, executed by and among Enova, the Intercreditor Agent, Enova Loan Services, LLC, as master servicer, EFR 2016-1, LLC, Enova Finance 5, LLC, the Account Holder, and the new party or parties to be joined to the Intercreditor Agreement (in connection with this Agreement, the Borrower and the Agent).

“Account Holder” shall mean CNU Online Holdings, LLC, together with its successors and permitted assigns, in its capacity as such under and pursuant to the terms of the Intercreditor Agreement.

“Account Debtor” shall mean any Person or Persons that are an obligor in respect of any Receivable.

“ACH Sweep Account” shall mean an account established at Green Bank, N.A. bearing the account number 5501272255, in the name of Borrower, and which is subject to an ACH Sweep Account Control Agreement, and to which a Servicer shall direct all ACH payments, if applicable, under its applicable Portfolio Documents.

“ACH Sweep Account Control Agreement”  shall mean the Deposit Account Control Agreement, dated as of the Closing Date, by and among Agent, Borrower and Green Bank, N.A., as the depositary bank.

“Advance” shall mean any borrowing under and advance of the Loan, including, but not limited to, each Revolving Advance and any Protective Advance.  Any amounts paid by Agent on behalf of Borrower under any Loan Document shall be an Advance for purposes of this Agreement.

“Advance Rate” shall mean (a) at all times prior to the commencement of the Amortization Period, eighty percent (80%) and (b) at all times from and after the commencement of the Amortization Period, seventy percent (70%); subject in each case to adjustment in accordance with the terms hereof.

“Affiliate” or “affiliate” means, as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director or officer of such Person.  As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person who owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of the members of the board of directors or other governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation, partnership or other Person.

“Agent” shall have the meaning assigned to it in the introductory paragraph hereof.

“Agreement” shall have the meaning assigned to it in the introductory paragraph hereof.

“Amortization Period” shall mean the period beginning on the expiration of the Borrowing Period and continuing through the Maturity Date.

“Applicable Rate” shall have the meaning assigned to it in Section 2.2(a).

“Applicable Law” shall mean any and all federal, state, local and/or applicable foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements of any and every conceivable type applicable to the Loan, the Loan Documents, Borrower, Indemnitor, Originator, Servicer or the Collateral or any portion thereof, including, but not limited to, Credit Protection Laws, credit disclosure laws and regulations, the Fair Labor Standards Act, and all applicable state and federal usury laws.

“Applicable Margin” shall mean four percent (4.00%).

“Applicable Percentage” shall mean, with respect to any Lender as to all Lenders, the percentage obtained by dividing (a) the aggregate amount of the Advances outstanding made by such Lender by (b) the aggregate amount of all the Advances outstanding, as such percentage may be adjusted by assignments as permitted hereunder.

“Approved State” shall mean, individually and collectively, each state set forth on Schedule D, as the same may be modified from time to time as agreed to in writing by Agent in its sole discretion.

“Availability” shall mean, at any date of determination, the lesser of (a) the Borrowing Base or (b) the aggregate of the Revolving Loan Commitments, minus, in each case, the aggregate principal balance of the outstanding Advances.

“Available Amounts” shall mean, as of any date of determination, any and all Collections on deposit in the Collateral Account.

“Average Daily Balance” shall have the meaning assigned to it in Section 2.2(b) hereof.

“Backup Servicer” shall mean First Associates Loan Servicing, LLC, a Delaware limited liability company, or such other Person as Agent engages from time to time in accordance with this Agreement, all in accordance with the terms, provisions, and conditions of Backup Servicing Agreement.

“Backup Servicing Fee” shall mean any fee payable monthly by Borrower to Backup Servicer, such fee to be as specified in the applicable Backup Servicing Agreement.

“Backup Servicing Agreement” shall mean a Backup Servicing Agreement entered into by and among Servicer, Borrower and Backup Servicer, dated on or about the Closing Date, regarding the provision of certain backup servicing and verification services by the Backup Servicer with respect to the Receivables, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

“Bank Partner” means Republic Bank & Trust Company.

“Bank Program Receivable” shall mean a Receivable originated by Bank Partner and sold to NetCredit Finance, LLC pursuant to that certain Loan Purchase Agreement dated as of February 15, 2016, and then further sold to Holdings pursuant to a Transfer Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

“Blocked Account Control Agreement” shall mean any of (a) the Blocked Account Control Agreement, dated as of December 14, 2016 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Intercreditor Agent, the Account Holder and Green Bank, N.A., as the depositary bank, or (b) any blocked account control agreement, by and among the Intercreditor Agent, the relevant account holder and the depositary bank where the related account is held, which is in form and substance reasonably acceptable to Agent.

“Borrower” shall have the meaning assigned to it in the introductory paragraph hereof.

“Borrower Competitor” shall mean (i) each Person identified on Schedule G hereto and (ii) any Person engaged in a substantially similar business as Borrower, Holdings and/or Enova, provided, however, any such Person that is an Eligible Assignee and not identified on Schedule G shall not be considered a “Borrower Competitor” for any purpose hereunder.

“Borrowing Base” shall mean, at any time, (i) an amount equal to the product of the then applicable Advance Rate multiplied by the sum of the Receivable Balances due under or in respect of all Eligible Receivables pledged to Agent as Collateral hereunder or pursuant to any other Loan Document, plus (ii) the aggregate amount of Excess Principal Collections on deposit in the Collateral Account, minus (iii) the Excess Concentration Amounts.

“Borrowing Base Certificate” shall mean a Borrowing Base Certificate substantially in the form of Exhibit A hereto.

“Borrowing Period” shall mean the period from and including the Closing Date through and including the earlier of (a) the Termination Date, (b) July 22, 2021, (c) any Trigger Event, or (d) the occurrence and continuance of a Default or an Event of Default.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or the State of Illinois and, if such day relates to the calculation of the LIBOR Rate, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A‑2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P‑2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition, or (iii) Agent (any bank meeting the qualifications specified in clauses (b)(i), (ii) or (iii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A‑2 or the equivalent thereof by S&P or at least P‑2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall mean with respect to Borrower, the occurrence of any of the following:

(a)Enova, at any time for any reason ceases to directly or indirectly own 100% of the issued and outstanding Equity Interests of Borrower, Holdings, Servicer, any Subsidiary that is an Originator or any Subsidiary that is a purchaser of Bank Program Receivables (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings (other than Liens evidenced by the Pledge Agreement); or

(b)an event or series of events by which any one “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of Enova or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the equity securities of Enova entitled to vote for members of the board of directors or equivalent governing body of Enova on a fully-diluted basis.

“Charged-Off Percentage” shall mean, with respect to any calendar month, the percentage calculated by dividing (a) the aggregate Receivable Balance of all Receivables that became Charged-Off Receivables during such month (calculated as of the date each such Receivable became a Charged-Off Receivable hereunder) by (b) the aggregate Receivable Balance (calculated as of the first day of such month) of all Receivables pledged as Collateral.

“Charged-Off Receivable” shall mean a Receivable that (i) has been specifically and separately reserved against by any Originator, Servicer, Borrower or the applicable owner thereof or deemed charged-off or non-collectible by any such Person in accordance with the Underwriting Guidelines (including, without limitation, because of fraud), (ii) at any point is sixty-five (65) days or more past due, or (iii) unless otherwise approved by Agent in writing in its sole discretion, for which Servicer or Borrower or any Affiliate of Servicer or Borrower shall have been notified that the related Account Debtor shall have become the subject of a proceeding under a Debtor Relief Law.

“Charter and Good Standing Documents” shall mean, for the applicable Person, (a) a copy of the certificate of incorporation, certificate of formation, statutory certificate of trust or other applicable charter document certified as of a date not more than thirty (30) days before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation of such Person, (b) a copy of the bylaws, operating agreement, trust agreement or other applicable organizational document certified as of the Closing Date by an authorized officer or member of such Person, (c) an original certificate of good standing or existence, as applicable, as of a date not more than thirty (30) days before the Closing Date issued by the applicable Governmental Authority of the jurisdiction of incorporation of such Person and of every other jurisdiction in which such Person is otherwise required to be in good standing, and (d) copies of the resolutions of the Board of Directors (or other applicable governing body or trustee) and, if required, stockholders or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which such Person, as applicable, is a party, certified by an authorized officer or member of such Person as of the Closing Date.

“Claims” shall have the meaning assigned to such term in Section 12.4.

“Closing” shall mean the satisfaction, or written waiver by Agent and Lenders, of all of the conditions precedent set forth in this Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Collateral” shall have the meaning assigned to such term in Section 2.8 of this Agreement.

“Collateral Account” shall mean that certain deposit account at Pacific Western Bank, held in the name of Borrower, with account number 1001850377, or such other replacement deposit account acceptable to Agent in its sole discretion.

“Collateral Account Control Agreement” means that certain Account Control Agreement dated as of the Closing Date among Agent, Pacific Western Bank (in its capacity as the deposit account bank for the Collateral Account) and Borrower, as amended, restated or modified from time to time.

“Collection Receipt Accounts” shall mean the accounts (1) bearing account number 5501156086, held by the Account Holder on behalf of the Servicer at Green Bank, N.A., and (2) any other account (other than the Wells Fargo Account) designated by Servicer in a notice to Agent as an account into which Collections may be deposited, each of which shall (prior to, and as a condition precedent to, any amounts being deposited therein) be subject to a Blocked Account Control Agreement and the Intercreditor Agreement, and for which the Account Debtor may (once such account is subject to a Blocked Account Control Agreement and the Intercreditor Agreement) remit all payments under its applicable Receivable other than ACH payments, which shall be remitted to the Collateral Account.

“Collections” shall mean, individually and collectively, as it relates to any and all Receivables, (a) all Scheduled Payments, interest, principal, prepayments (both voluntary and mandatory), fees or late charges collected from or on behalf of the Account Debtors on the Receivables, (b) all amounts received pursuant to a Permitted Securitization related to Collateral released in connection therewith, (c) all liquidation proceeds collected from the sale or disposition of any Receivable and/or any property related thereto, whether to a third party purchaser or an Affiliate of Borrower and (d) any and all proceeds of Collateral and/or other amounts received of any and every description payable to Borrower by or on behalf of such Account Debtor pursuant to the applicable Receivable, the related Portfolio Documents, or any other related documents or instruments, including, but not limited to, judgment awards or settlements, and refinancing proceeds.

“Commitment Fee” shall have the meaning assigned to it in Section 3.4.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Right” shall mean any right of Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to borrowers, including the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, GLBA, Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time, if any, or both, would constitute or be or result in an Event of Default.

“Default Rate” shall have the meaning assigned to it in Section 3.2 hereof.

“Delinquency Percentage” shall mean, with respect to any calendar month, the percentage calculated by dividing (a) the aggregate Receivable Balance of all Delinquent Receivables at the end of such month by (b) the aggregate Receivable Balance (calculated as of the last day of such month) of all Receivables pledged as Collateral.

“Delinquent Receivable” shall mean any Eligible Receivable which is one (1) to sixty-four (64) days past due and is not a Charged-Off Receivable; provided, that, any Receivable that is subject to a Permitted Modification, as described in clause (iv) of such definition, shall not be a Delinquent Receivable until such Receivable becomes past due following its updated scheduled payment date and at such time the days past due shall be calculated as of the corresponding original due date. However, if a Payment Deferral is effected for an otherwise Delinquent Receivable, the Payment Deferral shall not cure or stay the loan delinquency status upon the Payment Deferral being effected.

“Deposit Account” shall mean, individually and collectively, the Collateral Account and any bank or other depository accounts of Borrower.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Period” shall mean, as of any date of determination, the immediately preceding calendar month.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by electronic mail (“e-mail”) or E-Fax, or otherwise to or from an electronic system or other equivalent service.

“Eligible Assignee” means (a) any Lender or Affiliate of a Lender, (b) a commercial bank organized under the laws of the United States, any state thereof, or the laws of any other country, (c) a finance company, insurance company or other financial institution or fund which is engaged in making, purchasing or otherwise investing in commercial loans or other debt obligations for its own account in the ordinary course of its business, (d) any fund, trust or similar entity that invests in commercial loans in the ordinary course of its business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment adviser that manages a Lender or (iv) an Affiliate of an investment adviser that manages a Lender, or (e) any finance company, insurance company or other financial institution which temporarily warehouses Loans for any Lender or any Person described in clause (d) above.

“Eligible LMP Refinancing Receivable” shall mean an Eligible Refinancing Receivable as to which (i) the principal balance on the date such Eligible Refinancing Receivable was originated is the same as the Receivable Balance plus its capitalized accrued interest on such date of the applicable refinanced Receivable and (ii) the final scheduled maturity date is later than the final scheduled maturity date of the applicable refinanced Receivable.

“Eligible LMR Refinancing Receivable” shall mean any Receivable related to a Refinancing that has had its original interest rate lowered for any reason, other than as a result of the requirements of the Servicemembers Civil Relief Act of 2003.

“Eligible Receivables” shall mean those Receivables that meet all of the following requirements:

(a)payments under such Receivable are due in Dollars and the Portfolio Documents do not permit the currency in which such Receivable is payable to be changed, and all previous payments have been made by the related Account Debtor and not by Originator, Servicer, Borrower or any Affiliate thereof;

(b)no Account Debtor with respect to such Receivable is a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. no Account Debtor is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code and regulations promulgated thereunder); provided however, United States military employees and personnel living, working or deployed outside of the United States shall not be excluded or deemed a “foreign person” described above;

(c)such Receivable was acquired by Holdings pursuant to the Transfer Agreement and by Borrower pursuant to the Purchase and Sale Agreement, such Receivable shall be 100% owned directly by Borrower, no other Person (other than Borrower and Agent, for the benefit of the Lenders) owns or claims any legal or beneficial interest therein or lien thereon, and such Receivable has not been participated, bifurcated syndicated or otherwise divided by Originator or any other Person;

(d)such Receivable is a fully amortizing loan and payments in respect of such Receivable shall be due and payable no less frequently than once per month and no more frequently than three times per month in equal installments of interest and principal (other than one or two unequal scheduled payments);

(e)such Receivable shall be a State Licensed Receivable;

(f)the Account Debtor for any Receivable shall not have resided in the States of Virginia, West Virginia, Maryland or Colorado when such Receivable was originated;

(g)such Receivable and all related Portfolio Documents shall have been duly authorized, shall be in full force and effect and shall represent a legal, or valid and binding and absolute and unconditional payment obligation of the applicable Account Debtor enforceable against such Account Debtor in accordance with its terms for the amount outstanding thereof without any right of rescission, offset, counterclaim, dispute, discount, adjustment or defense, except to the extent that enforceability may be limited by Debtor Relief Laws and general principles of equity, and is not contingent in any respect for any reason, there are no conditions precedent to the enforceability or validity of the Receivable that have not been satisfied or waived, and the Account Debtor has no bona fide claim against Borrower or Originator or any Affiliate thereof, and there are no restrictions or prohibitions on the sale, transfer, or assignment of such Receivable by the holder thereof as of any date of determination, and all statutory or other applicable cancellation or rescission periods related thereto have expired;

(h)the promissory note and all other Portfolio Documents requiring the signature of an Account Debtor were executed by the applicable Account Debtor Originator via a power of attorney with a digital or electronic signature in accordance with the Uniform Electronic Transaction Act or, as applicable to the jurisdiction governing such promissory note, the Electronic Signatures in Global and National Commerce Act (E-Sign Act), including all consumer consent and other applicable provisions thereof;

(i)all amounts and information in respect of such Receivable furnished by Borrower or Servicer to Agent shall be true and correct as of the date such information is furnished and, to the knowledge of the Borrower, is undisputed by the Account Debtor thereon or any guarantor thereof;

(j)the form of Portfolio Documents relating to such Receivable shall be substantially in the form of Exhibit D attached hereto or shall otherwise be in form and content acceptable to Agent in its reasonable discretion;

(k)such Receivable represents the undisputed, bona fide transaction created by the lending of money by Originator in the ordinary course of Originator’s business and completed in accordance with the terms and provisions contained in the related Portfolio Documents;

(l)the applicable Account Debtor shall have personal recourse for all amounts owed with respect to such Receivable;

(m)the Account Debtor with respect to such Receivable is not the subject of any proceeding under any Debtor Relief Law, and shall not have been the subject of any proceeding under any Debtor Relief Law for the immediately preceding calendar year;

(n)such Receivable shall not be a revolving line of credit;

(o)such Receivable shall have been originated, serviced and administered in accordance with the Underwriting Guidelines and Servicing Policy, as applicable;

(p)such Receivable shall not have been specifically and separately reserved against by Borrower or deemed charged-off or non-collectible by Borrower, any Originator or Servicer;

(q)such Receivable is not a Charged-Off Receivable;

(r)[reserved];

(s) no instrument of release or waiver has been executed by Borrower, Servicer or any Affiliate thereof in connection with any Portfolio Document related to such Receivable, and the Account Debtor has not been released from its obligations under such Receivable in whole, or in part;

(t)such Receivable shall not have been modified in any way to alter or obscure its status as an Ineligible Receivable after having been substituted with an Eligible Receivable (for the avoidance of doubt, this clause shall not include Permitted Modifications);

(u) other than Permitted Modifications, such Receivable and the related Portfolio Documents shall not have been amended, modified or waived from their original terms;

(v)such Receivable and all Portfolio Documents entered into in connection therewith and the origination by Originator, acquisition thereof by Borrower and servicing and administration by Servicer shall comply in all material respects with all Applicable Laws;

(w)the Receivable is not subject to a Level Two Regulatory Event;

(x)such Receivable shall have an annual percentage rate of not less than twenty percent (20%) per annum;

(y)such Receivable shall have an annual percentage rate of not greater than ninety nine and ninety nine one hundredths percent (99.99%) per annum;

(z)such Receivable shall not have a gap between any two chronological payments greater than sixty-two (62) days;

(aa)no portion of any Scheduled Payment for such Receivable shall be (i) delinquent at the time such Receivable is pledged as Collateral or (ii) more than thirty (30) days delinquent at any time thereafter;

(bb)the original term to maturity of such Receivable does not exceed sixty (60) months, when rounded to the nearest month;

(cc)the outstanding principal balance and the original principal balance of such Receivable does not exceed $10,000;

(dd)none of Originator, Servicer, Borrower, not any Affiliate thereof shall be engaged in any adverse proceeding or other adverse litigation with the applicable Account Debtor related to such Receivable;

(ee)all repurchase obligations of Holdings related to such Receivable pursuant to the Purchase and Sale Agreement have been guaranteed by Enova;

(ff)such Receivable shall not be evidenced by a judgment or have been reduced to judgment;

(gg)the Portfolio Documents with respect to such Receivable do not constitute “electronic chattel paper” (as such term is defined in the UCC);

(hh)the representations and warranties (i) the applicable Seller made with respect to such Receivable in the Transfer Agreement and (ii) Holdings made with respect to such Receivable in the Purchase and Sale Agreement were true and correct when made in each instance;

(ii)such Receivable is not an Ineligible Receivable;

(jj)the Account Debtor in relation to such Receivable is not an officer, director or manager of Borrower or any Affiliate thereof and is not employed by, related to or otherwise an Affiliate of Borrower;

(kk)such Receivable shall have been originated exclusively for consumer purposes and not commercial purposes;

(ll)such Receivable shall not be a “Credit Counseling Receivable” (as defined in the Servicing Policy);

(mm)no Account Debtor with respect to such Receivable is confirmed to be deceased;

(nn)such Receivable was originated or purchased by Enova or its Subsidiary and constitutes a “NetCredit” product offered by Enova or such Subsidiary, and is not a “CashNetUSA”, “DollarsDirect”, “Pounds to Pocket”, “QuickQuid”, “OnStride Financial”, “Headway Capital” or “Business Backer” product offered by Enova and its Subsidiaries; and

(oo)if resulting from a Refinancing, such Receivable is an Eligible Refinancing Receivable;

(pp)as of the Origination Date with respect to such Receivable, the applicable Account Debtor has a Vantage Score equal to or greater than 500; and

(qq)such Receivable shall have been originated in an Approved State.

“Eligible Refinancing Receivable” shall mean a Receivable that was (i) originated or underwritten pursuant to the Underwriting Guidelines and (ii) originated or acquired in connection with a Refinancing as to which, as of the date of such Refinancing, such refinanced Receivable’s status was current with no amount past due.

“Enova” means Enova International, Inc., a Delaware corporation.

“Enova Loan Agreement” means that certain Credit Agreement dated as of June 30, 2017 among Enova, certain wholly-owned Restricted Subsidiaries (as defined in the Enova Loan Agreement), the guarantors party thereto, the lenders party thereto and TBK BANK, SSB, as administrative agent and collateral agent for such lenders as amended, restated, extended, supplemented and/or otherwise modified from time to time.

“Equity Interests” shall mean, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” shall mean the occurrence of any event defined as such set forth in Article VIII.

“Excess Concentration Amount” shall mean, without duplication, the aggregate Receivable Balance of Eligible Receivables that cause the applicable Excess Concentration Limits to not be met.

“Excess Concentration Limits” shall mean the following limitations:

(a)The weighted average original term to maturity of the Financed Portfolio shall be equal to or less than fifty-six (56) calendar months;

(b)The weighted average per annum annual percentage rate of the Financed Portfolio shall be equal to or greater than forty-five percent (45%);

(c)The average original principal balance of the Financed Portfolio shall be less than $7,500;

(d)No more than fifty-five percent (55%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Receivables with Account Debtors who were domiciled in any individual state at the Origination Date of such Receivable;

(e)No more than forty-five percent (45%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall have a Vantage Score of less than 600;

(f)No more than seven and one half percent (7.5%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall have been subject to a Permitted Modification;

(g)No more than forty percent (40%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall have a per annum annual percentage rate of greater than seventy percent (70%);

(h)No more than ten percent (10%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall have a Vantage Score of less than 550;

(i)No more than sixty-five percent (65%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall have an original term greater than forty-eight (48) months;

(j)No more than twenty-five percent (25%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Eligible Refinancing Receivables;

(k)No more than three percent (3%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Eligible LMP Refinancing Receivables;

(l)No more than three percent (3%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Eligible LMR Refinancing Receivables; and

(m)The weighted average payment-to-income ratio of all Account Debtors (determined and calculated in accordance with the Underwriting Guidelines) shall be less than ten percent (10%).

“Excess Principal Collections” shall mean, as of any date that is one day prior to any date of determination, an amount equal to the amount of principal payments received by Servicer since the culmination of the last Due Period, solely to the extent such payments (i) consist of principal payments on Eligible Receivables and (ii) are in excess of the amounts necessary to satisfy an amount equal to the product of (x) one and one-quarter (1.25) and (b) all estimated accrued and unpaid Interest, Servicing Fees, and known expenses in excess of $10,000 that will be payable on the next payment date pursuant to Section 2.4(a)(i) – (v).

“Excess Spread” shall mean for any calendar month, the product of (a) a fraction (expressed as a percentage) (i) the numerator of which is the sum of (x) all interest and fees collected in the Collateral Account during such immediately preceding calendar month with respect to Receivables pledged hereunder, less (y) the sum of (A) the interest paid by Borrower on the Loan for the immediately preceding calendar month and (B) the expenses paid by Borrower for the immediately preceding calendar month to third-party service providers pursuant to Section 2.4(a)(i) and (ii), less (z) the Receivables Balance of all Receivables pledged hereunder that became Charged-Off Receivables (calculated as of the date such Receivable became a Charged-Off Receivable hereunder) during the immediately preceding calendar, and (ii) the denominator of which is the Receivable Balance of all Receivables pledged as Collateral at such time of determination multiplied by (b) twelve (12).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Agent and any Lender (each a “Recipient”) or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.3(e)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.8(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Fair Valuation” shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s length transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Agent on such day on such transactions as determined by Agent.

“Financed Portfolio” shall mean, on any date of determination, all Eligible Receivables included within the calculation of the Borrowing Base as set forth in the most recently-delivered Borrowing Base Certificate delivered to Agent by Borrower.

“GAAP” means generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

“GLBA” shall mean, collectively, Title V – Privacy – of the Gramm-Leach-Bliley Act, P.L. 106-102 and the standards for safeguarding customer information set forth in 12 C.F.R. Part 364 and 16 C.F.R. Part 314, all as amended, supplemented or interpreted in writing by federal Governmental Authorities.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, including any attorney general or agency related thereto, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Holdings” shall mean NetCredit Funding, LLC, a Delaware limited liability company.

“Indebtedness” of any Person shall mean, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which, in accordance with GAAP would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, Equity Interests, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable and (d) any Contingent Obligations.

“Indemnified Person” shall have the meaning assigned to it in Section 12.4 hereof.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitor” shall mean, individually and collectively, (i) Enova and (ii) any other Person party to the Guaranty as a guarantor from time to time.

“Indemnity Agreement” shall mean that certain Indemnity Agreement, dated as of the Closing Date, executed by each Indemnitor in favor of Agent, as the same may be further amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

“Ineligible Receivable” shall mean any Receivable that (a) must be repurchased by the applicable seller under the Transfer Agreement because of a breach by such seller of a related representation or warranty, (b) must be repurchased by Holdings under the Purchase and Sale Agreement because of a breach by Holdings of a related representation or warranty, (c) must be repurchased by the Bank Partner because of a breach by Bank Partner of a related representation or warranty, (d) subsequent to such Receivable being pledged to Agent as Collateral pursuant to this Agreement, fails to meet any or all of the requirements to be an Eligible Receivable, or (e) is a Bank Program Receivable.

“Intercreditor Agent” shall mean Bankers Trust Company, in its capacity as the “Agent” under and pursuant to the terms of the Intercreditor Agreement.

“Intercreditor Agreement” shall mean the Intercreditor Agreement re Collection Receipt Accounts, dated as of January 15, 2016, as amended by the First Amendment thereto, dated as of

December 14, 2016 (as further amended, restated, supplemented or otherwise modified from time to time), by and among Enova, Servicer, Enova Finance 5, LLC, EFR 2016-1, LLC, Borrower, the Account Holder, Agent and the Intercreditor Agent, and such other Persons as may become parties thereto by executing an Accession Agreement.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio calculated by Agent of (i) net interest income of Borrower for the most-recently completed consecutive six (6) calendar month period (net of any Servicing Fees paid to Servicer) to (ii) the Interest Expense payable by Borrower for such period.

“Interest Expense” shall mean total interest expense generated during the period in question of Borrower with respect to all outstanding Indebtedness under this Agreement and the other Loan Documents.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Lender” and “Lenders” shall have the meanings assigned to them in the introductory paragraph hereof.

“Lender Addition Agreement” shall have the meaning assigned to it in Section 12.2(a) hereof.

“Lender Register” shall have the meaning assigned to it in Section 12.2(c) hereof.

“Leverage Ratio” shall mean, with respect to Enova and its Subsidiaries on a consolidated basis, at any date of determination, the ratio of (a) the total Indebtedness minus the amounts of any obligations outstanding under any Permitted Receivables Financing to (b) the total shareholders’ equity, as provided on the balance sheet of Enova and its Subsidiaries on a consolidated basis prepared in accordance with GAAP.

“LIBOR Rate” means a daily fluctuating rate per annum equal to the rate of interest which is identified and normally published by Bloomberg Professional Service page USD-LIBOR-ICE as the offered rate for loans in United States dollars for a thirty (30) day period.  The rate is set by the ICE Benchmark Administration Limited as of 11:00 a.m. (London time) as adjusted on a daily basis and effective on the second full Business Day after each such day (unless such date is not a Business Day, in which event the next succeeding Business Day will be used).  If Bloomberg Professional Service (or another nationally-recognized rate reporting source acceptable to Agent) no longer reports the LIBOR Rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market or if such index no longer exists or if page USD-LIBOR-ICE no longer exists or accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a replacement index or replacement page, as the case may be.  Notwithstanding anything contained herein to the contrary, in no event shall the LIBOR Rate be less than one percent (1.0%) per annum.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Liquidity” shall mean, as of any date of determination, the amount of Enova’s Qualified Cash on such date.

“Loan” shall mean, collectively, each Revolving Advance, any Protective Advances or other Advances by Agent or Lenders pursuant to the terms hereof, and all Obligations related thereto.

“Loan Documents” shall mean, collectively and each individually, this Agreement, any Notes, the Security Documents, the Servicing Agreement, the Backup Servicing Agreement, the Indemnity Agreement, each Borrowing Base Certificate, each Transfer Agreement, the Purchase and Sale Agreement, the Intercreditor Agreement and any account control agreement and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Agent and/or Lenders in connection with any of the foregoing or the Loan, as the same may be amended, modified or supplemented from time to time.

“Material Adverse Effect” or “Material Adverse Change” shall mean any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which:

(a)has, had or reasonably could be expected to have a material adverse effect upon or change in (i) the legality, validity or enforceability of any Loan Document, (ii) the perfection or priority of any Lien granted to Agent or any Lender under any of the Security Documents or (iii) the value, validity, enforceability or collectability of the Receivables or any of the other Collateral;

(b)has been or reasonably could be expected to be material and adverse to the value of any of the Collateral or to the business, operations, properties, assets, liabilities or condition (financial or otherwise) of Borrower; or

(c)has materially impaired or reasonably could be expected to materially impair the ability of Borrower to perform any of the Obligations or its other obligations, or to consummate the transactions, under the Loan Documents.

“Maturity Date” shall mean July 22, 2023.

“Maximum Loan Amount” shall mean an amount equal to the lesser of (a) $150,000,000, as such amount may be increased in accordance with Section 2.12, below and (b) the aggregate amount of the Revolving Loan Commitments held by all of the Lenders.

“Maximum Rate” shall mean the highest lawful and non-usurious rate of interest applicable to the Loan, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the Loan and the Obligations under the laws of the United States and the laws of such states as may be applicable thereto, that are in effect or, to the extent allowed by such laws, that may be hereafter in effect and that allow a higher maximum non-usurious and lawful interest rate than would any Applicable Laws now allow.

“Monthly Collateral and Servicing Report” shall mean each monthly report prepared by Borrower substantially in the form of Exhibit C attached hereto, or as otherwise approved by Agent in its sole discretion.

“NCLS” shall mean NetCredit Loan Services, LLC, a Delaware limited liability company.

“Net Charge-Off Ratio” shall mean, as of any date of determination, with respect to any Quarterly Vintage Pool, the percentage calculated by dividing (a) the aggregate Receivable Balances of all Charged-Off Receivables in such Quarterly Vintage Pool (calculated as of the date each such Receivable became a Charged-Off Receivable hereunder), minus all Collections received on each such Charged-Off Receivable from and after the date such Receivable became a Charged-Off Receivable hereunder, by (b) the aggregate Receivable Balance (calculated as of the Origination Dates of such Receivables) of all Receivables in such Quarterly Vintage Pool.

“Net Income” shall mean the net income (or loss) of any Person for such period taken as a single accounting period determined by reference to GAAP.

“Net Worth” shall mean, as of any date, the total shareholder’s equity (including capital stock (including preferred stock), additional paid-in capital, and retained earnings after deducting treasury stock) which would appear on a balance sheet of Enova and its Subsidiaries on a consolidated basis prepared as of such date in accordance with GAAP, but excluding all other comprehensive income or losses resulting from foreign currency translation adjustments or derivative value fluctuation.

“New Lending Office” shall have the meaning assigned to it in Section 13.8(g).

“Non-Funding Lender” shall have the meaning assigned to it in Section 13.7.

“Note(s)” shall mean, individually and collectively, any promissory notes payable to the order of the Agent, for the benefit of Lenders or payable to a Lender, executed by Borrower evidencing the Loan, as the same may be amended, modified, supplemented and/or restated from time to time.

“Obligations” shall mean, without duplication, all present and future obligations, Indebtedness and liabilities of Borrower to Agent and Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to this Agreement, any Notes and/or the Loan, including interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by Agent or a Lender on behalf of or for the benefit of Borrower for any reason at any time, and including, in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.

“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Origination Date” shall mean the date of the closing and funding of the applicable Receivable between the Originator and the applicable Account Debtor.

“Originator” shall mean, individually and collectively, (i) with respect to any Bank Program Receivable, Bank Partner, and any other banking institution which is approved by Agent in writing, in its sole discretion, to be an originator of any Bank Program Receivables, and (ii) with respect to State Licensed Receivables, Enova and its Subsidiaries.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender” shall have the meaning assigned to it in Section 13.7.

“Other Taxes” shall have the meaning assigned to in Section 13.8(b).

“Participant” shall have the meaning assigned to it in Section 12.2(b) hereof.

“Participant Register” shall have the meaning assigned to it in Section 12.2(b).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (signed into law October 26, 2001), as amended.

“Payment Date” shall mean the twentieth (20th) day of each calendar month, or if such day is not a Business Day, on the next succeeding Business Day.

“Payment Deferral” shall mean, with respect to a Receivable and a related Account Debtor, the deferral of a scheduled installment payment from such Account Debtor’s next Scheduled Payment date to a new Scheduled Payment date, which follows the Scheduled Payment date that theretofore had been the final scheduled maturity date of such Receivable.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals.

“Permitted Dispositions” means, so long as no Trigger Event or Event of Default has occurred and is continuing as of such date of determination, each of the following, provided that in each case, all net cash proceeds of such disposition are immediately deposited in a Collection Receipts Account:

(a)a sale of Charged-Off Receivables in the ordinary course of business to a third party purchaser on an arms-length basis; or

(b)a sale of one or more Receivables by Borrower to any Originator from time to time in connection with a repurchase by such Originator of such Receivable(s) as a result of a breach of the representations and warranties of such Person under the Purchase and Sale Agreement.

“Permitted Liens” shall have the meaning assigned to it in Section 7.2.

“Permitted Modification” shall mean any modification described in the Section labeled “Servicing Modifications” of the Servicing Policy and set forth on Schedule F attached hereto.  For the avoidance of doubt, any change to such sections shall be deemed a material change, and shall require prior approval from the Agent.

“Permitted Receivables Financing” shall mean any non-recourse Receivables financing facility or Permitted Securitization.

“Permitted Securitization” shall mean an off-balance sheet Receivables term financing facility pursuant to which Receivables are sold, transferred or contributed to a Securitization Affiliate which are then pledged to a Securitization Lender in connection with a broadly marketed and distributed issuance of asset-backed securities; provided, that, (a) only three (3) Permitted Securitizations shall be permitted to occur during the Borrowing Period and (b) any Receivables selected to be sold, transferred or contributed by Borrower, Holdings, Enova or any other Subsidiary of Enova in connection with such facility must be selected from all similar Receivables of Borrower or Holdings at random and with no intention to select Receivables that would result in an adverse effect to the pool of Receivables pledged as Collateral hereunder or Agent’s collateral position generally (as determined by Agent in its sole discretion); provided further, that selection procedures that merely reflect differing eligibility criteria and excess concentration limits between this Facility and other credit facilities shall not be deemed to violate this provision.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the date hereof, made by Holdings in favor of Agent, for the benefit of Lenders, as the same may be amended, modified or restated from time to time.

“Portfolio Documents” collectively means a promissory note, a truth-in-lending disclosure and any other agreement or document executed and delivered by an Account Debtor in connection with a Receivable to or for the benefit of Originator, Servicer, Borrower or any subsequent transferee thereof, including renewals, extensions, modifications and amendments thereof.

“Prepayment Date” shall mean any date that all of the Obligations are prepaid by Borrower pursuant to Section 2.5 or Section 2.6 in connection with the termination of this Agreement.

“Prepayment Fee” shall mean a fee due and payable to Agent, for the benefit of Lenders, on any Prepayment Date, in an amount equal to the applicable amount set forth below:

(a)if the applicable Prepayment Date occurs after the termination of the Borrowing Period and on or before January 22, 2021, two percent (2%) of the Maximum Loan Amount; or

(b)if the applicable Prepayment Date occurs after January 23, 2022 and on or before July 22, 2022, one percent (1%) of the Maximum Loan Amount; or

(c)if the applicable Prepayment Date occurs after July 23, 2022, no Prepayment Fee shall be due and payable.

“Pro Rata Share” shall mean, with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or Advances of any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender, by (b) the aggregate Revolving Exposure of all Lenders.

“Protective Advance” shall have the meaning assigned to it Section 2.7(b).

“Purchase and Sale Agreement” shall mean that certain Receivables Purchase Agreement, dated as of the Closing Date, by and between Holdings, as seller of Receivables from time to time and Borrower, as purchaser, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time in accordance with this Agreement.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Enova that are on deposit in various accounts owned by Enova and available to be withdrawn without restriction by Enova.

“Quarterly Vintage” shall mean, with respect to each Receivable, as applicable, the calendar quarter during which the Origination Date for such Receivable occurred.  For the avoidance of doubt, a Quarterly Vintage shall only be created upon the end of each calendar quarter.

“Quarterly Vintage Pool” shall mean a group of Receivables with Origination Dates in the same Quarterly Vintage.

“Receipt” shall have the meaning assigned to it in Section 12.5.

“Receivable” or “Receivables” shall mean all rights to payment of indebtedness and other obligations (including unpaid principal, accrued interest, costs, fees, expenses and indemnity obligations) owing by an Account Debtor in respect of a loan or loans or other financial accommodations made or extended by an Originator to or for the benefit of such Account Debtor as such rights to payment of indebtedness and obligations have been originated by Enova or its Subsidiary, or sold, transferred and assigned to Enova or its Subsidiary by an Originator pursuant to that certain Bank Program Agreement (as described in the definition of Bank Program Receivables) and further sold. transferred and assigned to Holdings (if not originated by Holdings) pursuant to a Transfer Agreement and further sold, transferred and assigned to Borrower by Holdings pursuant to the Purchase and Sale Agreement.  Each Receivable shall include, without limitation, all rights (including enforcement rights) under or pursuant to all related Portfolio Documents in respect thereof, and all supporting obligations in connection therewith.

“Receivable Balance” shall mean, at any specified time, the then outstanding aggregate principal amount payable on a Receivable, minus any capitalized fees, closing costs and other expenses added to the outstanding principal balance of such Receivable.

“Refinancing” shall mean, those occurrences when an Originator enters into (or acquires) a new consumer loan arrangement with an Account Debtor, and whereby a Receivable is paid in full with the proceeds of a new Receivable.

“Regulatory Event” shall mean:

(i) a “Level One Regulatory Event”, which shall comprise the commencement by any Governmental Authority of any formal inquiry or investigation, any legal action or proceeding against (A) any of Borrower, Servicer, any Originator (or the originator thereof as it relates to any Purchased Receivable), or any of their respective Affiliates challenging its authority to originate, hold, own, service, collect, administer, pledge or enforce any Receivable, or otherwise alleging any non- compliance by any of Borrower, Servicer, any Originator (or the originator thereof as it relates to any Purchased Receivable), or any of their respective Affiliates with any Applicable Laws related to originating, holding, collecting, pledging, servicing, administering or enforcing such Receivable; or (B) any of Borrower, Servicer, any Originator (or the originator thereof as it relates to any Purchased Receivable) or any of their respective Affiliates challenging its authority to operate the business as it is being operated as of such date; which inquiry, investigation, legal action or proceeding, in each case, is not released, terminated or in other status acceptable to Agent within sixty (60) calendar days of commencement thereof; or

(ii) a “Level Two Regulatory Event”, which shall comprise the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling (an “Order”) (A) against any of Borrower, Servicer, any Originator (or the originator thereof as it relates to any Purchased Receivable), or any of their respective Affiliates that could impair Borrower, Servicer, any Originator, or any of their respective Affiliates from originating, holding, pledging, administering, collecting, servicing or enforcing of any Receivable, or otherwise rendering any Portfolio Document unenforceable, or (B) against any third party to the extent that such Order that could, in the determination of Agent, render any Receivable or the related Portfolio Documents unenforceable; provided, that, in each case, upon the favorable resolution of such Order as determined by Agent in its sole discretion and confirmed by written notice from Agent (whether by judgment, withdrawal of such Order or settlement of such Order), such Regulatory Event for such Governmental Authority shall cease to exist immediately upon such determination by Agent.  Notwithstanding the foregoing to the contrary, a Routine Inquiry, in and of itself, shall not be deemed to be a Level One Regulatory Event or a Level Two Regulatory Event; provided, that, in the case of a Level One Regulatory Event or a Level Two Regulatory Event, upon the favorable resolution of such Order as determined by Agent in its Permitted Discretion and confirmed by written notice from Agent (whether by judgment, withdrawal of such Order or settlement of such Order), such Regulatory Event for such Governmental Authority shall cease to exist immediately upon such determination by Agent.

For the avoidance of doubt, the following shall not, on their own, constitute a Regulatory Event:

(1) The issuance of a civil investigative demand by the Consumer Financial Protection Bureau or any attorney general (or any other similar proceeding by any other Governmental Authority); or

 (2) Any adverse exam findings that do not result in a formal investigation, enforcement action, lawsuit, arbitration, or mediation, or that otherwise do not materially impair Borrower, Servicer, any Originator, or any of their respective Affiliates from originating, holding, collecting, pledging, servicing, administering or enforcing any Purchased Receivable; or

(3) Any adverse exam findings that do not result in a stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling, or that otherwise do not materially impair Borrower, Servicer, any Originator, or any of their respective Affiliates from originating, holding, collecting, pledging, servicing, administering or enforcing any Purchased Receivable.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and such Person’s Affiliates.

“Related Fund” shall mean (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of its business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an Affiliate of an investment advisor that manages a Lender, or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for any Lender or any Person described in clause (a) above.

“Request for Revolving Advance” shall have the meaning assigned in Section 4.2(a).

“Required Principal Payment” shall mean, as of any date of determination, the amount by which the aggregate outstanding Revolving Advances exceeded the then applicable Borrowing Base.

“Requisite Lenders” shall mean, at any time, Lenders holding Revolving Advances and unused Revolving Loan Commitments representing more than 50% of the sum of the total Revolving Advances outstanding and unused Revolving Loan Commitments at such time; provided that, the Revolving Advances and Revolving Loan Commitments held by any Non-Funding Lender shall be disregarded in determining Requisite Lenders at any time.

“Reset Date” shall mean the Closing Date, and the first day of each calendar month thereafter (or if such day is not a Business Day, the next succeeding Business Day).

“Responsible Officer” shall mean the president, chief operating officer, the chief financial officer, the secretary or the vice president of capital markets and treasury of Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with collateral performance or financial covenants or delivery of financial information, the chief financial officer, the treasurer or the controller of Borrower, or any other officer having substantially the same authority and responsibility (or where such Person is trust, such officer having substantially the same authority and responsibility of the administrator of such trust or such other Person authorized to act on behalf of such trust in such matters), and in all cases such person shall be listed on an incumbency certificate delivered to Agent, in form and substance acceptable to Agent in its sole discretion.

“Revolving Advance” shall have the meaning assigned to such term in Section 2.1(a) hereof.

“Revolving Exposure” shall mean, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Loan Commitments, that Lender’s Revolving Loan Commitment, and (b) after the termination of the Revolving Loan Commitments the aggregate outstanding principal amount of all Advances made by that Lender.

“Revolving Loan Commitment” means the commitment of a Lender to make or otherwise fund Revolving Advances and “Revolving Loan Commitments” means such commitments of all Lenders to fund Revolving Advances in the aggregate.  The amount of each Lender’s Revolving Loan Commitment, if any, is set forth on Schedule C attached hereto, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Loan Commitments as of the Closing Date is $150,000,000.00.

“Routine Inquiry” means any inquiry, written or otherwise, made by a Governmental Authority to any Person in connection with (i) the routine transmittal of a customer complaint, (ii) a formal or informal request for information regarding the Person’s business activities, licensing status and/or regulatory posture, other than a formal or informal inquiry that alleges any violation or wrongdoing by such Person, or (iii) a civil investigative demand by the Consumer Financial Protection Bureau or any attorney general (or any other similar proceeding by any other Governmental Authority).

“Scheduled Payment” shall mean the scheduled monthly payment of principal and interest by or on behalf of an Account Debtor on a Receivable.

“Seasoning” shall mean, with respect to a Receivable and any date of determination, the number of days (based on a 360 day year) elapsed from the Origination Date of such Receivable to such date of determination divided by 30.

“Securitization Affiliate” shall mean a direct or indirect wholly-owned, special purpose bankruptcy remote Affiliate of Borrower formed for the purpose of directly or indirectly purchasing Receivables from Borrower pursuant to a Permitted Securitization.

“Securitization Lender” shall mean a third party lender or indenture trustee to a Securitization Affiliate in connection with a Permitted Securitization.  For the avoidance of doubt, a Securitization Lender does not include any Affiliate of Borrower.

“Security Documents” shall mean this Agreement, UCC financing statements, the Pledge Agreement, any Blocked Account Control Agreement, any other agreements related to Deposit Accounts, and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

“Servicer” shall mean, individually and collectively, NCLS in its capacity as master servicer and asset servicer of the Receivables under the Servicing Agreement, the Backup Servicer and any other Person becoming a servicer of the Receivables (i) in accordance with the terms of the Servicing Agreement or (ii) upon termination of NCLS as a servicer in accordance with the terms of this Agreement or the Servicing Agreement.

“Servicer Event of Default” shall mean a “Servicer Default” as such term is defined in the Servicing Agreement.

“Servicing Agreement” shall mean that certain Servicing Agreement, dated as of the Closing Date, by and between Borrower, Servicer, Agent and Backup Servicer, in its capacity as verification agent, as the same may be amended, modified, supplemented, restated, replaced or renewed in accordance with this Agreement.

“Servicing Fee” shall mean the fee payable monthly to Servicer as set forth in the Servicing Agreement as in effect on the Closing Date, but not to exceed, in the aggregate, two and three-fourths of one percent (2.75%) per annum of the Receivables Balance of all Eligible Receivables at the time of determination, unless otherwise approved by Agent in its sole discretion.

“Servicing Policy” shall mean, the collections policy and the payment plan policy of the Servicer, as such policies may be amended, modified or supplemented from time to time in compliance with the Servicing Agreement.

“Solvency Certificate” shall have the meaning assigned to it in Section 4.1(e) hereof.

“State Licensed Receivable” means a Receivable originated by Enova or its Subsidiaries in compliance with a state license or permit described in Schedule E attached hereto.

“Subsidiary” shall mean, as to any Person, any other Person in which more than fifty percent (50%) of all Equity Interests are owned directly or indirectly by such Person.

“Taxes” shall have the meaning assigned to it in Section 13.8(a) hereof.

“Termination Date” shall have the meaning assigned to it in Section 11.1 hereof.

“Total Liabilities” shall mean, for any Person, as at any date of determination, the aggregate amount of all Indebtedness of such Person, as determined on a consolidated basis in accordance with GAAP.

“Transfer Agreement” shall mean the Transfer Agreement, dated as of July 23, 2018 by and between Holdings, as purchaser of Receivables, and any Subsidiary of Enova, as seller of Receivables, from time to time, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time in accordance with this Agreement.

“Transferee” shall have the meaning assigned to it in Section 12.2(a) hereof.

“Trigger Event” shall mean the occurrence of any one of the following:

(i)  if, as of the end of any calendar month, beginning with the end of the first calendar month in which the first Quarterly Vintage is created, the Net Charge-Off Ratio with respect to any Quarterly Vintage shall be greater than the applicable percentage corresponding to the Weighted Average Seasoning of such Quarterly Vintage increased by one for each month since the creation of the related Quarterly Vintage set forth below:

Weighted Average Seasoning of Quarterly Vintage	Net Charge-Off Ratio
1	1.50%
2	2.00%
3	4.00%
4	7.00%
5	11.00%
6	15.00%
7	18.50%
8	22.00%
9	25.00%
10	27.50%
11	30.00%
12	31.50%
13	33.00%
14	35.00%
15	36.00%
16	37.00%
17	38.00%
18	38.50%
19	39.00%
20	39.50%
21	40.00%
22	41.00%
23	42.00%
24	43.00%
25	44.00%
26	44.00%
27	44.00%
28	44.00%
29	44.00%
30	44.00%
31	44.00%
32	44.00%
33	44.00%
34	44.00%
35	44.00%
36	44.00%

(ii)  if, as of the end of any calendar month, beginning with the third calendar month after the Closing Date, the three-month rolling average Charged-Off Percentage for the most recently completed three (3) calendar month period (including such calendar month) is greater than four and one-quarter percent (4.25%);

(iii)  if, as of the end of any calendar month, beginning with the third calendar month after the Closing Date, beginning with September 2018, the three-month rolling average Delinquency Percentage for the most recently completed three (3) calendar month period (including such calendar month) is greater than thirteen percent (13.0%);

(iv)  if Enova shall fail to maintain Liquidity as at the end of each calendar quarter of at least $20,000,000;

(v)  if Enova permits Net Worth to be less than the sum of (i) $225,000,000, plus (ii) 25% of Net Income (with no deduction for net losses during any quarterly period) earned in each fiscal quarter of Enova ending on or after September 30, 2018, plus (iii) 100% of the proceeds received by Enova and its Subsidiaries from the issuance and sale of capital stock of Enova or any of its Subsidiaries (other than an issuance to Enova or its wholly-owned Subsidiaries), including any conversion of debt securities of Enova into such capital stock after September 30, 2018 to the extent of any increase in Net Worth resulting therefrom;

(vi)  if Enova shall fail to maintain a Leverage Ratio of less than 3.50 to 1.00, measured as of the last day of each calendar quarter;

(vii)  if, as of the end of any calendar month, beginning with the sixth calendar month after the Closing Date, the Interest Coverage Ratio shall be less than 4.50 to 1.00 for the six month period ending on the last day of such calendar month;

(viii) the occurrence of any “default”, “event of default”, “amortization event” or similar event resulting from the failure to make any payment when due or failure to meet any collateral or performance trigger or covenant under any documents or agreements evidencing any material Indebtedness of Enova or any of its Affiliates or Subsidiaries (including, without limitation, the Enova Loan Agreement and any Permitted Securitization) which permits the holder of such material Indebtedness to cease funding or making advances under such agreement, or accelerate payments or collections thereunder; or

(ix) the occurrence of a Servicer Event of Default.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Underwriting Guidelines” shall mean NetCredit’s Underwriting Policy, as set forth on Exhibit G, as such exhibit may be updated, from time to time as agreed to by Agent.

“Unused Line Fee” shall have the meaning assigned to it in Section 3.5.

“Unused Portion” shall mean, during the calendar month being measured, the amount by which the Maximum Loan Amount, as of the last day of the prior calendar month, exceeds the average outstanding principal balance of the Loan during such calendar month.

“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.

“Vantage Score” shall mean, for each Account Debtor with respect to a Receivable, the credit score of such Account Debtor obtained from Vantage Score Solutions, LLC as of the Origination Date of such Receivable.

“Verification Certificate” shall mean a certificate in the form annexed to the Backup Servicing Agreement, duly completed and signed by the Backup Servicer, and delivered in accordance with the Servicing Agreement and Backup Servicing Agreement.

“Verification Deliverables” shall mean, with respect to each Receivable, those certain Portfolio Documents to be reviewed by the Backup Servicer pursuant to the terms of the Servicing Agreement and Backup Servicing Agreement.

“Voting Interests” shall mean securities, membership interests, partnership interests or any other equity interests of any class or classes of an entity, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors or managers (or Persons performing similar functions) and otherwise control the policies of such entity.

“Weighted Average Seasoning” shall mean, with respect to each Quarterly Vintage, the weighted average Seasoning of the Receivables included in such Quarterly Vintage as of the last day of the related calendar quarter in which such Quarterly Vintage is created, weighted on the basis of the Receivable Balance (calculated as of the Origination Dates of such Receivables) of each Receivable included in such Quarterly Vintage and rounded to the nearest integer.

“Wells Fargo Account” shall mean that certain lockbox account at Wells Fargo Bank, held in the name of Servicer, with account number 41238117173, into which Servicer shall direct all check payments, if applicable, under its applicable Portfolio Documents.

II.LOAN, PAYMENTS, INTEREST AND COLLATERAL

2.1The Loan

(a)Subject to the provisions of this Agreement, including satisfaction or waiver in writing by Agent of all conditions set forth in Article IV hereof, each Lender severally agrees to make Advances up to such Lender’s respective Revolving Loan Commitment to Borrower under the Loan from time to time during the Borrowing Period (collectively, the “Revolving Advances”).  Each Revolving Advance shall be made in an amount requested by Borrower not to exceed Availability as of such date of determination by deposit into an account designated in writing by the Borrower; provided, that under no circumstances shall the cumulative amount of all Revolving Advances made hereunder exceed the Maximum Loan Amount, and provided, further, no Lender shall be obligated to provide funding for any Advance that would increase the aggregate of all outstanding amounts funded by such Lender (including any Advances made by any predecessor in interest to such Lender) to an amount in excess of the stated principal amount of that Lender’s Note or such Lender’s Revolving Loan Commitment and no Lender shall be responsible for the failure of any other Lender to fund any Advance.  Unless otherwise permitted by Agent, each Revolving Advance shall be in an amount of at least Two Hundred Thousand Dollars ($200,000), in increased increments of One Hundred Thousand Dollars ($100,000).  Subject to the terms of Section 4.2(c), Revolving Advances may be made hereunder on any Business Day during the Borrowing Period.  Subject to the terms of Sections 2.5 and 2.6, Revolving Advances may be repaid and reborrowed at any time during the Borrowing Period.  The failure of any Lender to make any Advance required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Revolving Loan Commitment of each Lender is several and no Lender shall be responsible for any other Lender’s failure to make required Advances.

(b)Notes.  The Advances made by each Lender shall be evidenced by a promissory note payable to the order of such Lender, substantially in the form of Exhibit B (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, a “Note”), executed by Borrower and delivered to the Agent on the Closing Date (or after the Closing Date in respect of any assignee of a Lender who becomes a Lender pursuant to Section 12.2).  Each Note payable to the order of a Lender shall be in a stated maximum principal amount equal to such Lender’s Revolving Loan Commitment.

(c)Registry.

(i)Agent shall maintain, as a part of its Lender Registry, a record of (A) the amount of each Advance made hereunder, (B) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (C) the amount of any sum received by Agent hereunder for the account of Lenders and each Lender’s share thereof.

(ii)The entries made in the accounts maintained pursuant to paragraph (i) above of this Section 2.1(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(d)Payment of the Loan.  Borrower shall repay the Loan pursuant to and in accordance with the terms of this Agreement and the Notes evidencing the Loans.  The outstanding principal balance of all of the outstanding Revolving Advances shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date.  All other amounts outstanding under the Loan and all other Obligations under the Loan shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date.

2.2Interest on the Loan

(a)Borrower agrees to pay interest to Agent for the account of Lenders in respect of the outstanding principal amount of the Loan, which interest shall be calculated monthly in arrears, from the date the proceeds of such Loan are made available to Borrower until paid in full, at a rate per annum equal to the lesser of (i) the LIBOR Rate plus the Applicable Margin (the “Applicable Rate”), and (ii) the Maximum Rate. All such payments of accrued interest shall be due and payable on each Payment Date for the related Due Period, and all such payments of interest shall be made pursuant to Section 2.4(a) or (b), as applicable.  If Lenders are prevented from charging or collecting interest at the Applicable Rate, then, to the extent permitted by law, the interest rate shall continue to be the Maximum Rate until such time as Lenders have charged and collected the full amount of interest that would be chargeable and collectable if interest at the Applicable Rate had always been lawfully chargeable and collectible.

(b)On each Reset Date when the LIBOR Rate is increased or decreased (as determined in accordance with the definition of “LIBOR Rate” as set forth herein), the Applicable Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the LIBOR Rate.  The monthly interest due on the principal balance of the Loan outstanding shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days and shall be calculated by determining the average daily principal balance of the Obligations outstanding for each day of the calendar month in question (the “Average Daily Balance”).

2.3Loan Collections; Repayment.

(a)Borrower shall, or shall direct Servicer to, direct or otherwise cause the Account Debtor of each Receivable, to pay all Collections (other than checks) to the Collection Receipt Accounts other than Collections that consist of ACH payments, which shall be directed to the ACH Sweep Account.  In the event that Borrower or any Affiliate of Borrower receives any Collections (including checks) directly from or on behalf of an Account Debtor in a manner other than through a deposit into the Collection Receipt Accounts or the ACH Sweep Account, as applicable, Borrower or such Affiliate shall receive all such Collections in trust for the benefit of Agent as secured party hereunder.  Any checks received by Borrower or Servicer shall be deposited in the Wells Fargo Account within three (3) Business Days of receipt.  To the extent not paid directly to the Collection Receipt Accounts or the ACH Sweep Account, as applicable, Borrower or, pursuant to the Servicing Agreement, Servicer, as applicable, shall deliver to the Collateral Account, within two (2) Business Days of receipt thereof, all such Collections (in the form so received) received by Servicer or Borrower, as applicable, unless Agent shall have notified Servicer or Borrower, as applicable, to deliver directly to Agent all such Collections after the occurrence and during the continuance of an Event of Default, in which event all such Collections (in the form received) shall, if applicable, be endorsed by Servicer or Borrower, as applicable, to Agent and delivered to Agent promptly upon Borrower’s receipt thereof.  Servicer shall deliver all Collections deposited in the Collection Receipt Accounts to the Collateral Account in accordance with the Servicing Agreement and the Intercreditor Agreement.  All Collections received, net of returns, in the ACH Sweep Account shall be remitted to the Collateral Account on each Business Day by the Servicer.  If the aggregate amount of Collections in the form of checks during any three (3) month period exceeds seven and one-half percent (7.5%) of the total Collections received during such period, Agent may require the Borrower to enter into a blocked account control agreement with respect to the Wells Fargo Account.

(b)At any time after the occurrence of an Event of Default (but not before), in accordance with Applicable Laws, Agent shall have the right to notify any Account Debtor or

Servicer (i) that all Receivables of Borrower have been assigned to Agent, (ii) that all Collections shall be endorsed by Servicer or Borrower, as applicable, to Agent and paid directly to Agent promptly upon receipt thereof, and (iii) that all Account Debtors shall be directed to mail or otherwise deliver payments directly to an address determined by Agent or to otherwise deposit such sums in the Collateral Account or any other deposit account established by Agent from time to time.

2.4Promise to Pay; Manner of Payment.

(a)On each Payment Date so long as no Event of Default is then continuing, payments shall be made by Agent from the Collateral Account in the following order of priority and to the extent of all Available Amounts on deposit in the Collateral Account:

(i)pro rata to the Servicer and Backup Servicer, the Servicing Fee and the Backup Servicing Fee, respectively, each to the extent accrued and unpaid through the last day of the Due Period until such accrued fees are paid in full;

(ii)to the payment of any fees required to be paid with respect to the Collateral Account, to the extent accrued and unpaid through the last day of the Due Period until such accrued fees are paid in full;

(iii)to Agent, for the benefit of Lenders, first an amount equal to the outstanding principal balance of any Protective Advances, together with all interest owed with respect to all Protective Advances and second, any indemnities owed to Agent or any Lender, in each case, to the extent not previously reimbursed or paid;

(iv)to Agent, any accrued and unpaid interest, costs, fees and expenses relating to the Obligations, including any accrued and unpaid wire transfer fees or other banking fees;

(v)to Agent, for the benefit of Lenders, any Required Principal Payment;

(vi)(x) at any time after the occurrence and continuance of a Trigger Event, and (y) during the Amortization Period, after the date upon which the then outstanding principal amount of the Loan is equal to or less than ten percent (10%) of the then applicable Maximum Loan Amount, in each instance, to Agent, for the benefit of Lenders, to apply to the then outstanding Obligations; and

(vii)to Borrower, any remaining Available Amounts.

In the event that amounts distributed under Sections 2.4(a) during any calendar month are insufficient for payment of the amounts set forth in Sections 2.4(a)(i)-(v)  for such calendar month, Borrower may, but shall not be obligated to, pay an amount equal to the extent of such insufficiency through a Revolving Advance hereunder on such date of determination. Notwithstanding anything herein to the contrary and for the avoidance of doubt, Borrower shall be required to pay all amounts and Obligations when due and payable in accordance with Section 2.4(c).  Agent shall distribute any such payment received by it for the account of any Lender to the appropriate Lender in accordance with the terms hereof, including Section 2.4(a).

(b)Notwithstanding anything to the contrary contained in this Section 2.4, following the occurrence and during the continuance of an Event of Default, Agent shall have the immediate right to direct and to apply all funds in the Collateral Account, the Collection Receipt Accounts (subject to the Intercreditor Agreement), the ACH Sweep Account and any other Scheduled Payments, interest, principal, prepayments and other amounts received of every description payable to Borrower with respect to the Collateral, to the Obligations in such order and in such manner as Agent shall elect in its sole discretion.

(c)Borrower absolutely and unconditionally promises to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable, hereunder or under any other Loan Document, including the amounts required to be paid pursuant to Section 2.4(a) on each Payment Date, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements.  Except as expressly provided for herein, Borrower hereby waives setoff, recoupment, demand, presentment, protest, and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under this Agreement and any other Loan Document, all to the extent permitted by law.

2.5Voluntary Prepayments

(a)Borrower may not prepay the Obligations, other than with respect to collections of Receivables, prior to the end of the Borrowing Period.  Borrower may prepay the Obligations in whole, but not in part, and terminate this Agreement on any Business Day after the termination of the Borrowing Period and prior to the Maturity Date. The applicable Obligations to be prepaid as provided in this Section 2.5(a), as applicable, shall include (i) all outstanding Advances made prior to such Prepayment Date, plus (ii) accrued and unpaid interest on all such outstanding Advances made prior to such Prepayment Date, plus (iii) the Prepayment Fee, as applicable, plus, (iv) any unpaid fees or expenses required to be paid by Borrower under this Agreement and all other unpaid Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) in relation to such Obligations to be prepaid on the Prepayment Date.  Borrower shall give the Agent written notice of the proposed prepayment not less than thirty (30) calendar days in advance of the proposed Prepayment Date.  Notwithstanding the above, Borrower shall be permitted to prepay the Obligations at any time (including during the Borrowing Period) without any obligation to pay the Prepayment Fee if Borrower is charged any increased costs or other amounts pursuant to Section 3.3 hereof.

(b)Notwithstanding the provisions of Section 2.5(a) above, provided no Trigger Event, Default or Event of Default has occurred which is continuing, upon thirty (30) days’ prior written notice to Agent, Borrower may (upon the occurrence of a Permitted Securitization and no more than three (3) times in the aggregate during the Borrowing Period) prepay the Obligations in part in accordance with Section 2.5(c) below without the payment of the Prepayment Fee.

(c)Immediately upon any Borrower’s or Holdings’ or its Securitization Affiliate’s receipt of any proceeds from any Permitted Securitization, all such proceeds shall be delivered to Agent in their original form for application to the Obligations and, pending delivery to Agent, such Borrower, Holdings or Securitization Affiliate will hold such proceeds as agent for Agent and in trust for Agent.  Provided no Trigger Event, Default or Event of Default has occurred which is continuing, Agent shall, upon receipt of such proceeds, deliver to Borrower such releases of Liens prepared by Borrower necessary to permit the transactions contemplated by the Permitted Securitization.

2.6Mandatory Prepayments

In no event shall the sum of the aggregate outstanding principal balance of the Loan exceed the lesser of (i) the Borrowing Base and (ii) the Maximum Loan Amount.  If at any time and for any reason, the outstanding unpaid principal balance of the Loan exceeds the Maximum Loan Amount, Borrower shall promptly, and in any event within five (5) Business Days, without the necessity of any notice or demand, whether or not a Trigger Event, Default or Event of Default has occurred or is continuing, prepay the principal balance of the Loan in an amount equal to the difference between the then aggregate outstanding principal balance of the Loan and the Maximum Loan Amount.  If, on any date of measurement, and for any reason, the outstanding unpaid principal balance of the Loan exceeds the Borrowing Base (including due to any Eligible Receivable thereafter failing to meet the eligibility criteria and becoming ineligible), then Borrower shall, without the necessity of any notice or demand, whether or not a Trigger Event, Default or Event of Default has occurred or is continuing, either (x) prepay the principal balance of the Loan in an amount equal to the difference between the then aggregate outstanding principal balance of the Loan and the Borrowing Base, (y) if during the Borrowing Period, increase the aggregate principal amount of Eligible Receivables pledged to Agent in accordance with this Agreement, or (z) effect some combination of clauses (x) and (y), so that the Borrowing Base is equal to or exceeds the then outstanding principal balance of the Loan; provided, however, if the Loan exceeds the Borrowing Base as a result of the failure of a Receivable to meet the definition of “Eligible Receivable” as a result of a Level Two Regulatory Event, Borrower shall have sixty (60) calendar days after the earlier of its discovery or receipt of notice thereof to comply with this clause solely with respect to such Receivable.  The pledge and delivery to Agent of additional Eligible Receivables shall comply with the document delivery requirements set forth in this Agreement, including Section 4.2, as applicable, and shall be accompanied by a certification from Borrower that demonstrates that after giving effect to the pledge to Agent of such additional Eligible Receivables, the outstanding unpaid principal balance of the Loan is equal to or less than the Borrowing Base.

2.7Protective Advances

Notwithstanding any provision of any Loan Document, Agent, in its sole discretion shall have the right, but not any obligation, at any time that Borrower fails to do so and from time to time, without prior notice, to: (i) discharge (at Borrower’s expense) Taxes or Liens affecting any of the Collateral that have not been paid in violation of any Loan Document or that jeopardize the Agent’s Lien priority in the Collateral, including any underlying collateral securing any Receivable; or (ii) during the continuance of an Event of Default, make any other payment (at Borrower’s expense) for the administration, servicing, maintenance, preservation or protection of the Collateral, including any underlying collateral securing any Receivable (each such advance or payment set forth in clauses (i) and (ii), a “Protective Advance”).  Agent shall be reimbursed for all Protective Advances pursuant to Section 2.4 and any Protective Advances shall bear interest at the Default Rate from the date the Protective Advance is paid by Agent until it is repaid.  No Protective Advance by Agent shall be construed as a waiver by Agent, or any Lender of any Default, Event of Default or any of the rights or remedies of Agent or any Lender.

2.8Grant of Security Interest; Collateral

(a)To secure the payment and performance of the Obligations, subject to Permitted Liens, Borrower hereby grants to Agent, for the benefit of itself and the other Lenders, a valid and continuing first priority Lien upon all of Borrower’s right, title, and interest, whether now owned or existing or hereafter from time to time acquired or coming into existence, in, to, and under all of Borrower’s assets (collectively, the “Collateral”), including: (i) all Receivables and all amounts due or to become due under the Receivables, (ii) all Portfolio Documents and all rights, remedies, powers, privileges, and claims under the Portfolio Documents, (iii) subject to the Intercreditor Agreement, all funds and other property credited to the Collection Receipt Accounts, (iv) the ACH Sweep Account and all funds and other property credited to the ACH Sweep Account, (v) each Transfer Agreement, the Purchase and Sale Agreement, Servicing Agreement and the Backup Servicing Agreement and all rights, remedies, powers, privileges, and claims under those contracts, (vi) all Accounts, General Intangibles, Chattel Paper, Instruments, Documents, Goods, money and any rights to the payment of money or other forms of consideration of any kind, Deposit Accounts (as defined in Article 9 of the UCC), Investment Property, letters of credit, Letter-of-Credit Rights, Contract Rights, Contracts (as defined in Article 1 of the UCC), Supporting Obligations, Equipment, Inventory, Fixtures, computer hardware, Software, securities, Permits, intellectual property, and oil, gas and other minerals, (vii) all other personal property and other types of property of Borrower, and (viii) all Proceeds of all of the foregoing and all other types of property of Borrower.

(b)[reserved]

(c)Borrower has full right and power to grant to Agent, for the benefit of itself and the other Lenders, a first priority Lien on the Collateral pursuant to this Agreement, subject to Permitted Liens.  Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and other documents and the taking of all other necessary action, Agent will have a valid and first priority perfected Lien on the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person other than Permitted Liens.  As of the Closing Date, no financing statement naming Borrower as debtor and describing any of the Collateral is on file in any public office except those naming Agent as secured party and those related to the Permitted Liens.  As of the Closing Date, Borrower is not party to any agreement, document or instrument that conflicts with this Section 2.8.

(d)Borrower hereby authorizes Agent to prepare and file financing statements provided for by the UCC and to take such other action as may be required, in Agent’s sole judgment, in order to perfect and to continue the perfection of Agent’s Lien on the Collateral unless prohibited by law and subject to Permitted Liens.

2.9Collateral Administration

(a)All tangible Collateral (except tangible Collateral in the possession of Backup Servicer or Agent) will at all times be kept by Borrower or Servicer at the locations set forth in Section 5.15 of Schedule A attached hereto, and shall not, without thirty (30) calendar days prior written notice to Agent, be moved therefrom other than to another such location, and in any case shall not be moved outside the continental United States.  Borrower hereby agrees to deliver to the Backup Servicer, on or prior to the date of each Revolving Advance, the Verification Deliverables for each Receivable that is to be added to the Collateral in connection with such Revolving Advance.  All Receivables constituting Collateral, shall, regardless of their location, be deemed to be under Agent’s dominion and control and deemed to be in Agent’s possession.  Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process.  In addition to any provision of any Loan Document, Agent shall have the right at all times after the occurrence and during the continuance of an Event of Default (i) to notify Account Debtors and/or Servicer that all Receivables of Borrower including, if to Account Debtors, their Receivables have been assigned to Agent and that all collections from such Receivables shall be paid directly to Agent, for the benefit of itself and the Lenders, and (ii) to charge Borrower for any collection costs and expenses, including reasonable attorney’s fees, incurred by Agent.

(b)As and when determined by Agent in its sole discretion, Agent will perform the searches described in clauses (i) and (ii) below against Borrower, Servicer, and Indemnitor:  (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where any such Person is organized; and (ii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction where any such Person maintains their executive offices, a place of business or any assets.

(c)Borrower shall, or shall require Servicer to, keep accurate and complete records of the Collateral and all payments and collections thereon and shall submit to Agent such records on such periodic basis as Agent may request in its reasonable discretion.

(d)Borrower shall, or shall require Servicer to, upon the receipt of written notice from Agent following the occurrence and continuation of an Event of Default, cooperate with Agent, if Agent elects to attach or associate in electronic format a legend, stamp, notation or other identification to all or any portion of the Portfolio Documents to evidence the pledge thereof to Agent, such legend, stamp, notation or other identification shall be in form and substance acceptable to Agent in its sole discretion.

(e)In respect of the portion of the Collateral consisting of any Receivable which is evidenced by an electronic record that is a “transferable record” as defined in Section 16 of the Uniform Electronic Transactions Act (as in effect in any relevant jurisdiction), Borrower shall, or shall require each Servicer to, deliver to Agent the control of such transferable electronic record in accordance with Applicable Law, including the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction (to ensure, among other things, that Agent has a first priority perfected Lien in such Collateral), which shall be delivered, at Borrower’s expense, to Agent at its address as set forth herein or as otherwise specified by Agent and, except as otherwise expressly provided herein to the contrary, held in Agent’s possession, custody, and control until all of the

Obligations have been fully satisfied or Agent expressly agrees to release such documents.  Alternatively, Agent, in its sole discretion, may elect for the Servicer, Originator or any other agent to accept delivery of and maintain possession, custody, and control of all such documents and any instruments on behalf of Agent during such period of time.  Borrower shall identify (or shall cause Originators and/or Servicer to identify) on the related electronic record the pledge of such Receivable by Borrower to Agent.

(f)Borrower hereby agrees to, and shall require Enova, Holdings, Originator, any purchaser under a Transfer Agreement and/or Servicer to, take all applicable protective actions to prevent destruction of records pertaining to the Collateral in accordance with each Servicing Agreement.  Subject to the limitations set forth in Section 6.7 of this Agreement and the Backup Servicing Agreement, as applicable, Agent at all times shall have the right to access and review any and all Portfolio Documents in Borrower’s, Backup Servicer’s, Originator’s and/or Servicer’s possession and any and all data and other information relating to Portfolio Documents as may from time to time be input to or stored within Borrower’s, Backup Servicer’s, Originator’s or Servicer’s computers and/or computer records including, without limitation, diskettes, tapes and other computer software and computer systems.

2.10Power of Attorney

Borrower hereby agrees and acknowledges that Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring Agent to act as such) with full power of substitution to do the following: (i) indorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to Borrower and constitute collections on the Receivables; (ii) execute and/or file in the name of Borrower any financing statements, amendments to financing statements, schedules to financing statements, releases or terminations thereof, assignments, instruments or documents that it is obligated to execute and/or file under any of the Loan Documents (to the extent Borrower fails to so execute and/or file any of the foregoing within two (2) Business Days of Agent’s request or the time when Borrower is otherwise obligated to do so); (iii) execute and/or file in the name of Borrower assignments, instruments, documents, schedules and statements that it is obligated to give Agent under any of the Loan Documents (to the extent Borrower fails to so execute and/or file any of the foregoing within two (2) Business Days of Agent’s request or the time when Borrower is otherwise obligated to do so) and (iv) do such other and further acts and deeds in the name of Borrower that Agent may deem necessary to make, create, maintain, continue, enforce or perfect Lender’s Lien on or rights in any Collateral.  In addition, if Borrower breaches its obligation hereunder to direct Collections to the Collection Receipt Accounts, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Agent’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay Collections to the Collection Receipt Accounts or another account designated in writing by Agent.

2.11Collateral Account

(a)Collateral Account.  Deposits made into the Collateral Account shall be limited to amounts deposited therein by Borrower, Servicer or any Account Debtor in accordance with this Agreement.

(b)Withdrawals from the Collateral Account.  Agent shall have the sole and exclusive right to withdraw or order a transfer of funds from the Collateral Account, in all events in accordance with the terms and provisions of this Agreement.  Notwithstanding anything in the foregoing to the contrary, Agent shall comply with any request of Borrower or Servicer to withdraw or order transfers of funds from the Collateral Account, to the extent such funds either (i) have been mistakenly deposited into the Collateral Account or (ii) relate to items subsequently returned for insufficient funds or as a result of stop payments.  In the case of any withdrawal or transfer pursuant to the foregoing sentence, Borrower shall, or shall direct Servicer to provide Agent with notice of such request of withdrawal or transfer, together with reasonable supporting details, three (3) Business Days prior to the date on which such requested withdrawal or transfer will occur.  Borrower shall require Servicer to deposit all proceeds of the Collateral processed by Servicer to the Collateral Account in accordance with Section 2.3 hereof.  On each Business Day, amounts in the Collateral Account shall be applied by the Agent to make the payments and disbursements described in Section 2.4 and this Section 2.11.  Agent shall, subject to customary and standard customer diligence and Agent’s treasury management process and procedures, provide Borrower and Servicer with on-line access to view account related activity such as deposits to and withdrawals from the Collateral Account.

(c)Irrevocable Deposit.  Any deposit made into the Collateral Account hereunder shall, except as otherwise provided herein, be irrevocable, and the amount of such deposit and any money, instruments, investment property or other property on deposit in, carried in or credited to the Collateral Account hereunder and all interest thereon shall be held in trust by Agent and applied solely as provided herein.

2.12Maximum Loan Amount

So long as no Trigger Event, Default or Event of Default shall have occurred and be continuing, Borrower shall have the right from time to time prior to the expiration of the Borrowing Period upon not less than thirty (30) days’ prior written notice to Agent to request that Agent increase the Maximum Loan Amount; provided that (a) any such increase shall be subject at all times to the consent of Agent’s and each Lender consenting to such increase in Agent’s and such Lender’s sole discretion, including satisfactory credit committee and/or investor approval by Agent and each such Lender in their sole discretion, (b) Borrower shall pay to Agent all fees and expenses related to such increase, including an expansion fee in an amount equal to three-quarters of one percent (0.75%) of such incremental increase, (c) Borrower, Agent and Lenders shall enter into an amendment to this Agreement to effect such increase, and (d) any such increase shall be in a minimum aggregate principle amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof, and (e) in no event shall the Maximum Loan Amount be increased to an amount greater than $200,000,000.

III.FEES AND OTHER CHARGES

3.1Computation of Fees; Lawful Limits

All fees hereunder shall be computed on the basis of a 360-day year and shall be payable for the actual number of days elapsed.  In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Agent, for the benefit of itself and the other Lenders, for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Agent or Lenders shall have received interest or any other charges of any kind which might be deemed to be interest under Applicable Law in excess of the Maximum Rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Agent and Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.  The terms and provisions of this Section 3.1 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

3.2Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate of interest then in effect at such time with respect to the Obligations shall be increased by three percent (3.0%) per annum (subject to the Maximum Rate) (the “Default Rate”).  Interest at the Default Rate shall accrue from the initial date of such Event of Default until such Event of Default is waived or ceases to continue, and shall be payable upon demand.

3.3Increased Costs; Capital Adequacy

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or participation therein; or

(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder, whether of principal, interest or otherwise, then Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan below that which such Lender such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and a description of the cause and a calculation of the increased cost of funding to the Lender, shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)If any Lender requests compensation under this Section 3.3, or Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.8, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 3.3 or Section 13.8, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.4Commitment Fee

On the Closing Date, Borrower shall pay to Agent, for the benefit of the Lenders, a nonrefundable commitment fee (the “Commitment Fee”) equal to three-quarters of one percent (0.75%) of the aggregate Revolving Loan Commitments of the Lenders as of the Closing Date, which shall be deemed fully earned and non-refundable on the Closing Date.

3.5Unused Line Fee

Pursuant to Section 2.4 hereof, Borrower shall pay to Agent, for the benefit of Lenders, on each Payment Date, a monthly unused line fee for the Due Period which shall be deemed fully earned and non-refundable on the first day of each month (the “Unused Line Fee”) equal to the product of (a) one-half of one percent (0.5%) per annum multiplied by (b) the Unused Portion for the prior calendar month; provided, that, if Borrower fails to comply with Section 7.14(b) at any point during a month, the Unused Line Fee for the following month shall be equal to the product of (a) one percent (1%) per annum multiplied by (b) the Unused Portion for the prior calendar month.  The Unused Line Fee shall be waived and not charged during the Amortization Period.

IV.CONDITIONS PRECEDENT

4.1Conditions to Closing

The obligations of Agent and Lenders to consummate the transactions contemplated herein are subject to the satisfaction (or waiver), in the sole judgment of Agent, of the following:

(a)(i) Borrower shall have delivered to Agent the Loan Documents to which it or any Affiliate of Borrower is a party, each duly executed by a Responsible Officer of Borrower and the other parties thereto, and (ii) each other Person shall have delivered to Agent the Loan Documents to which it is a party, each duly executed and delivered by such Person and the other parties thereto;

(b)all in form and substance satisfactory to Agent in its sole discretion, Agent shall have received (i) a report of UCC financing statement, tax and judgment lien searches performed with respect to Borrower, Originators and Indemnitor in each jurisdiction determined by Agent in its sole discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including any UCC financing statement) required by any Loan Document or under law or requested by Agent to be filed, registered or recorded to create, in favor of Agent, for the benefit of itself and the other Lenders, a first priority and perfected security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;

(c)Agent shall have received (i) the Charter and Good Standing Documents of Borrower and Indemnitor, all in form and substance acceptable to Agent in its reasonable discretion, (ii) a certificate of the secretary or assistant secretary of each of Borrower and Indemnitor in his or her capacity as such and not in his or her individual capacity dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of such Person in form and substance acceptable to Agent in its sole discretion, and (iii) a certificate executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Closing Date that the conditions contained in this Agreement have been satisfied;

(d)Agent shall have received the written legal opinions of Borrower’s in-house counsel with respect to corporate authority and related matters and Borrower’s outside legal counsel with respect to enforceability, true sale and non-consolidation, all in form and substance satisfactory to Agent and its counsel;

(e)Agent shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of Borrower, in his or her capacity as such and not in his or her individual capacity, in form and substance satisfactory to Agent in its sole discretion (each, a “Solvency Certificate”), certifying (i) the solvency of Borrower, after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, and (ii) as to Borrower’s financial resources and anticipated ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date, and after giving effect to such transaction and Indebtedness: (A) the assets of Borrower, individually and on a consolidated basis, at a Fair Valuation, exceed the Total Liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to Borrower;

(f)Agent shall have completed examinations, the results of which shall be satisfactory in form and substance to Agent, of Borrower, including, without limitation, (i) an examination of background checks with respect to the managers, officers and owners of Borrower, Indemnitor and Servicer and (ii) an examination of the Collateral, and Borrower shall have demonstrated to Agent’s satisfaction, in its sole discretion, that (x) the forms of Portfolio Documents used by each Originator comply, in all respects deemed material by Agent, in its sole discretion, with all Applicable Law and (y) no operations of Borrower, Originator or Servicer are the subject of any governmental investigation, evaluation or any remedial action which reasonably could be expected to result in it being unable to perform its obligations in connection with these transactions, and (z) Borrower has no other liabilities or obligations (whether contingent or otherwise) that are deemed material by Agent, in its reasonable discretion;

(g)Agent shall have received (or is satisfied that it will receive simultaneously with the funding of the initial Revolving Advance) all fees, charges and expenses due and payable to Agent and Lenders on or prior to the Closing Date pursuant to the Loan Documents, including the Commitment Fee;

(h)all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including those relating to corporate and capital structures of Borrower) shall be satisfactory to Agent in its sole discretion;

(i)(i) no default (after any applicable grace or cure period has expired or been cancelled) shall exist pursuant to any obligations of Borrower, if any, under any material contract, and Borrower shall be in compliance with all Applicable Laws, (ii) no Trigger Event or Event of Default shall exist and be continuing under this Agreement or any other Loan Document and (iii) there shall exist no fact, condition or circumstance which, with the passage of time, the giving of notice or both, could reasonably be expected to result in a Material Adverse Effect;

(j)none of Borrower, Indemnitor or Servicer, or to the knowledge of Borrower, the Originator, shall have been indicted or be under active investigation for a felony crime that is reasonably likely to result in a Material Adverse Effect;

(k)Agent shall have received a fully executed Accession Agreement with respect to the Intercreditor Agreement, in form and substance reasonably satisfactory to Agent;

(l)Agent shall have received evidence of release and termination of, or Agent’s authority to release and terminate, any and all Liens and/or UCC financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens);

(m)the Liens in favor of the Agent, for the benefit of itself and the Lenders, shall have been duly perfected and shall constitute first priority Liens, and the Collateral shall be free and clear of all Liens other than Liens in favor of the Agent, for the benefit of itself and the Lenders, in all cases subject to Permitted Liens; and

(n)Agent shall have received such other documents and items as Agent deems necessary, in its reasonable discretion.

4.2Conditions to Revolving Advances and Funding of Borrowings

(a)The obligations of Lenders to make any Revolving Advances, including, but not limited to, the initial Revolving Advance, during the Borrowing Period are subject to the satisfaction (or waiver), in the sole judgment of Agent, of the following:

(i)Borrower shall have delivered to Agent, not later than 12:59 p.m. (New York City time) on the date that is two (2) Business Days prior to the proposed date for such requested Revolving Advance, an irrevocable request for advance in the form of Exhibit E hereto (a “Request for Revolving Advance”), and a Borrowing Base Certificate for such Revolving Advance with necessary supporting documentation executed by a Responsible Officer of Borrower, which shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this Section 4.2, have been satisfied;

(ii)each of the representations and warranties made by Borrower in or pursuant to the Loan Documents shall be accurate in all material respects before and after giving effect to the making of such Revolving Advance (except for those representations and warranties made as of a specific date), Borrower shall be in compliance with all covenants, agreements and obligations under the Loan Documents, and no Level Two Regulatory Event, Trigger Event, Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the requested Revolving Advance on such date;

(iii)immediately after giving effect to the requested Revolving Advance, the aggregate outstanding principal amount of Advances under the Loan shall not exceed the lesser of (i) the Maximum Loan Amount and (ii) the Borrowing Base;

(iv)there shall be no liabilities or obligations owing by Borrower of any nature whatsoever in violation of this Agreement;

(v)Agent shall have received all fees, charges and expenses to the extent due and payable to Agent and Lenders on or prior to such date pursuant to the Loan Documents;

(vi)Borrower shall be in compliance with each Excess Concentration Limit;

(vii)there shall not have occurred any Material Adverse Change;

(viii)in respect of the portion of the Collateral consisting of any Receivable which is evidenced by an electronic record that is a “transferable record” as defined in Section 16 of the Uniform Electronic Transactions Act (as in effect in any relevant jurisdiction), Borrower shall, or cause Servicer to, deliver to Agent the control of such transferable electronic record in accordance with Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction;

(ix)Backup Servicer shall have received the Verification Deliverables with respect to each Receivable included in the calculation of the Borrowing Base in relation to such Revolving Advance, and shall have issued and delivered to Agent a Verification Certificate (without any exceptions noted thereon unless otherwise waived by Agent) provided for in the Backup Servicing Agreement, all in form and substance acceptable to Agent, including a certification that each Verification Deliverable evidencing such Receivable is an authoritative copy;

(x)no Receivable proposed to be pledged as Collateral for the first time (i.e. not already included in a Borrowing Base calculation as of the date of the proposed Revolving Advance) shall, at the time of the proposed Revolving Advance, be subject to a Regulatory Event on or after giving effect to the requested Revolving Advance on such date (for the avoidance of doubt, any Receivable that Borrower purchases that is otherwise subject to a Regulatory Event will not violate the condition precedent in this Section 4.2(a)(x) unless such Receivable is included in the calculation of the Borrowing Base); and

(xi)all other documents requested by Agent and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

(b)Promptly following receipt of a Request for Revolving Advance in accordance with Section 4.2(a) and all other deliverables described therein, Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Advance to be made as a part of the requested Advance.  Each Lender shall make each Advance to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon (New York City time) to the account of Agent most recently designated by it for such purpose by notice to Lenders.  Unless Agent shall have received notice from a Lender prior to the proposed date of any Advance that such Lender will not make available to Agent such Lender’s share of such Advance, Agent may assume that such Lender has made such share available on such date in accordance with the previous sentence and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In lieu of the foregoing, Agent may, on behalf of any Lender, make Advances hereunder upon satisfaction of the provisions of Section 4.2(a).  Each Lender shall, upon demand, reimburse Agent for such Lender’s Applicable Percentage of each such Advance.  In such event, if a Lender has not in fact made its share of the applicable Advance available to Agent, then the applicable Lender and Borrower severally agree to pay to Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the interest rate applicable to the Loan generally.  If such Lender pays such amount to Agent, then such amount shall constitute such Lender’s Applicable Percentage of such Advance.  No Lender shall be obligated to make an Advance on behalf of another Lender.

(c)Notwithstanding the foregoing, however, the Lenders shall not be required to fund more than two (2) Revolving Advances per calendar week.  Agent, Lenders and Borrower hereby agree that upon funding of any Revolving Advance, the Borrowing Base Certificate prepared by Borrower and approved by Agent shall automatically supplement and add the Receivables described therein to any Receivables described in any previously-delivered Borrowing Base Certificate and shall constitute Collateral for purposes of this Agreement.

V.REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the Closing Date and as of the date of each Revolving Advance as follows:

5.1Organization and Authority

Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of its state of organization.  Borrower (a) has all requisite power and authority to own its properties and assets (including, without limitation, the Collateral) and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (b) is duly qualified to do business in the jurisdictions set forth in Section 5.1 of Schedule A attached hereto, which are all of the jurisdictions in which failure to so qualify could reasonably be likely to have or result in a Material Adverse Effect.  Borrower has all requisite power and authority (i) to execute, deliver and perform the Loan Documents to which it is a party, (ii) to acquire the Receivables and other Collateral under the Purchase and Sale Agreement, (iii) to consummate the transactions contemplated under the Loan Documents to which it is a party, and (iv) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party.  Borrower has no other operations or business other than owning the Receivables.  Borrower is not an “investment company” registered or required to be registered under the Investment Company Act nor controlled by such an “investment company.” No transaction contemplated in this Agreement or the other Loan Documents requires compliance with any bulk sales act or similar law.

5.2Loan Documents

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and the consummation by Borrower of the transactions contemplated thereby, (a) have been duly authorized by all requisite action of Borrower and have been duly executed and delivered to Agent by Borrower; (b) do not violate any material provisions of (i) any Applicable Law or, order of any Governmental Authority binding on Borrower or any of its properties, or (ii) the operating agreement (or any other equivalent governing agreement or document) of Borrower, or any agreement between Borrower and its equity owners or among any such equity owners; (c) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or, to the knowledge of Borrower, an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which Borrower is a party, or by which the properties or assets of Borrower is bound; (d) except as set forth herein or therein, will not result in the creation or imposition of any Lien (other than any Permitted Liens) upon any of the properties or assets of Borrower, and (e) except for filings in connection with the perfection of Agent’s Liens, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person that has not been obtained except where the failure to so obtain could not reasonably be expected to result in a Material Adverse Effect.  When executed and delivered, each of the Loan Documents will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether in a proceeding at law or in equity).  The Purchase and Sale Agreement is the only agreement pursuant to which Borrower purchases the Receivables and the related Collateral, unless otherwise mutually agreed to in writing by Borrower and Agent.  Borrower has furnished to the Agent true, correct and complete copies of the Purchase and Sale Agreement.  There is no provision in the Purchase and Sale Agreement that would restrict the ability of Borrower to collaterally assign its rights thereunder to Agent, for the benefit of the Lenders.

5.3Subsidiaries, Capitalization and Ownership Interests

Borrower has no Subsidiaries as of the Closing Date, and 100% of the outstanding equity interest in Borrower is directly owned (both beneficially and of record) by Holdings.  The outstanding ownership or Voting Interests of Borrower have been duly authorized and validly issued.  Section 5.3 of Schedule A attached hereto, includes, as of the Closing Date, all administrators, managers or managing members or directors of Borrower, Holdings and Enova, and an organizational chart of Enova and its Subsidiaries.  Except as disclosed pursuant to Section 5.16, Borrower does not (i) own any Investment Property or (ii) own any interest or participate or engage in any joint venture, partnership or similar arrangements with any Person.  Except as set forth in Section 5.3 of Schedule A attached hereto, no Person directly owns greater than twenty-five percent (25%) of the outstanding Equity Interests of Enova.

5.4Receivables

Borrower is the lawful owner of, and has good title to, each Receivable, free and clear of any Liens (other than the Lien of this Agreement and any Permitted Liens).

5.5Other Agreements

Borrower is not (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which is reasonably expected to have a Material Adverse Effect on its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations or (b) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period, could reasonably be expected to be, have or result in a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to be, have or result in a Material Adverse Effect.

5.6Litigation

Except as set forth in Section 5.6 of Schedule A attached hereto, (a) neither Borrower, Indemnitor, nor, to Borrower’s knowledge, Servicer or any Originator is a party to any material pending or, to Borrower’s knowledge, threatened action, suit, proceeding or investigation related to the business of Borrower, (b) there is no pending or, to the knowledge of Borrower, threatened action, suit, proceeding or investigation involving Borrower or any Collateral, and, to Borrower’s knowledge, there is no pending or threatened action, suit, proceeding or investigation involving Servicer or each Originator or their respective businesses, in any case that could reasonably be expected to prevent or materially delay the consummation by Borrower, each Originator or Servicer of the transactions contemplated herein, (c) Borrower is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority, nor is there any action, suit, proceeding, inquiry or investigation by any Governmental Authority, in either case, that could reasonably be expected to prevent or materially delay the consummation by Borrower or Indemnitor of the transactions contemplated herein, and (d) Borrower has had no existing accrued and/or unpaid penalties, fines or sanctions imposed by and owing to any Governmental Authority or any other governmental payor.

5.7Financial Statements and Reports

Any financial statements and financial information relating to Borrower or Indemnitor that may hereafter be delivered to Agent by Borrower (a) are consistent with the books of account and records of Borrower or Indemnitor, as applicable, (b) have been prepared in accordance with GAAP, on a consistent basis throughout the indicated periods, except that the unaudited financial statements contain no footnotes or year-end adjustments, and (c) present fairly in all material respects the financial condition, assets and liabilities and results of operations of Borrower or Indemnitor, as applicable, at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied.  Borrower does not have any material obligations or liabilities of any kind required to be disclosed therein that are not disclosed in such financial statements, and since the date of the most recent financial statements submitted to Agent pursuant to Section 6.1, there has not occurred any Material Adverse Change or Material Adverse Effect or, to Borrower’s knowledge, any other event or condition that could reasonably be expected to be, have or result in a Material Adverse Effect.

5.8Compliance with Law

Except as set forth in Section 5.8 of Schedule A attached hereto, Borrower, Indemnitor, and to Borrower’s knowledge, Servicer and each Originator (in the case of Originators and Servicer, solely with respect to the Receivables, or the sale, purchase or origination thereof, as applicable) (a) are in compliance with all Applicable Laws, and (b) are not in violation of any order of any Governmental Authority, except, in the case of both (a) and (b), where noncompliance or violation could not reasonably be expected to be, have or result in a Material Adverse Effect.  Neither Borrower, Indemnitor, nor to Borrower’s knowledge, each Originator or Servicer (in the case of Originators and Servicer, solely with respect to the Receivables or the sale, purchase or origination thereof, as applicable) have received any notice that Borrower, Servicer or each Originator is not in material compliance in any respect with any of the requirements of any of the foregoing.  Borrower has not established and does not maintain or contribute to any “benefit plan” that is covered by Title IV of ERISA.  Borrower, Indemnitor, and to Borrower’s knowledge, each Originator and Servicer have maintained in all material respects all records required to be maintained by any applicable Governmental Authority.  Since its formation, Borrower has not engaged, directly or indirectly, in any business other than the activities set forth herein and in the Purchase and Sale Agreement and the other Loan Documents.

5.9Licenses and Permits

Borrower, Indemnitor, and to Borrower’s knowledge, Servicer and each Originator (in the case of Servicer and each Originator solely with respect to the Receivables or the sale, purchase or origination thereof, as applicable) are in compliance with and have all Permits necessary or required by Applicable Law or any Governmental Authority for the operation of their respective businesses as presently conducted and as proposed to be conducted except where noncompliance, violation or lack thereof is not reasonably expected to have or result in a Material Adverse Effect.

5.10No Default; Solvency

There does not exist any Default or Event of Default.  Borrower is and, after giving effect to the transactions and the incurrence of Indebtedness contemplated by the Loan Documents, will be solvent and able to meet its obligations and liabilities as they become due, and the assets of Borrower, at a Fair Valuation, exceed the Total Liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower, and no unreasonably small capital base exists with respect to Borrower.

5.11Disclosure

No Loan Document nor any other agreement, schedule document, certificate, or written statement furnished to Agent and Lenders and prepared by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the factual statements therein taken as a whole not materially misleading in light of the circumstances under which it was furnished.  There is no fact known to Borrower which has not been disclosed to Agent in writing which could reasonably be expected to be, have or result in a Material Adverse Effect.

5.12Existing Indebtedness; Investments, Guarantees and Certain Contracts

Borrower does not (a) have any outstanding Indebtedness, except Indebtedness under the Loan Documents, or (b) own or hold any equity investments in, or have any outstanding guarantees for, the obligations of any other Person, except as permitted under Section 7.1.

5.13Affiliated Agreements

Except as set forth in Section 5.13 of Schedule A attached hereto, there are no existing or proposed agreements or transactions between Borrower, on the one hand, and Borrower’s members, managers, administrators, trustees, managing members, investors, officers, directors, stockholders, other equity holders, employees, or Affiliates or any members of their respective families, on the other hand.

5.14Reserved

5.15Names; Location of Offices, Records and Collateral

Neither Borrower nor any of its predecessors has conducted business under or used any name (whether corporate, partnership or assumed) other than as shown in Section 5.15 of Schedule A attached hereto.  Borrower is (or Borrower’s predecessors were) the sole owner(s) of all of its names listed in Section 5.15 of Schedule A attached hereto, and any and all business done in such names are Borrower’s (or any such predecessors’) business.  Borrower maintains, and since its inception, its predecessors maintained, respective places of business and chief executive office only at the locations set forth in Section 5.15 of Schedule A attached hereto or, after the Closing Date, as additionally disclosed to Agent in writing, and all copies of the Portfolio Documents and all books and records in connection therewith or in any way relating thereto are located and shall be only, in and at the locations set forth in Section 5.15 of Schedule A attached hereto (other than (i) Deposit Accounts, and (ii) Collateral in the possession or control of Agent, Servicer or Backup Servicer).  All of the Portfolio Documents are located only in the continental United States.

5.16Deposit Accounts and Investment Property

Section 5.16 of Schedule A attached hereto, lists all of Borrower’s Deposit Accounts and Investment Property, as of the Closing Date.

5.17Non-Subordination

The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.

5.18Receivables

(a)With respect to each Receivable designated as an Eligible Receivable on any Borrowing Base Certificate, Borrower warrants and represents to Agent and Lenders as of the date of delivery of each such Borrowing Base Certificate (or such other date as set forth in the definition of “Eligible Receivables”, as applicable) that: (i) such Receivable constitutes an Eligible Receivable, and (ii) in determining which Receivables are “Eligible Receivables,” Lender may rely upon all statements or representations made by Borrower.

(b)All Receivables selected by Holdings and offered to be sold to Borrower pursuant to the Purchase and Sale Agreement from all other similar Receivables that are included in Enova’s and its Subsidiaries pipeline of loans for acquisition were selected by Holdings at random and with no intention to select receivables that would be more adverse to Borrower, Agent, Lenders or Holdings or its investors than those similar receivables; provided that selection procedures that merely reflect differing eligibility criteria and excess concentration limits between this Facility and other credit facilities shall not be deemed to violate this provision.

5.19Servicing

Borrower has entered into the Servicing Agreement with Servicer pursuant to which Borrower has engaged Servicer, as servicer and as Borrower’s agent, to monitor, manage, enforce and collect the applicable Receivables and disburse any collections in respect thereof as provided by the Servicing Agreement.

5.20Legal Investments; Use of Proceeds

Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

5.21Broker’s or Finder’s Commissions

No broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by Borrower or any of its officers, directors or agents with respect to the Loan or the transactions contemplated by this Agreement except for fees payable to Agent and Lenders.  Borrower agrees to indemnify Agent and hold each harmless from and against any claim, demand or liability for broker’s, finder’s or placement fees or similar commissions, whether or not payable by Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Agent and/or Lenders without the knowledge of Borrower.

5.22Anti-Terrorism; OFAC

(a)(i) Neither Borrower, nor any Person controlling or controlled by Borrower, nor any Person having a beneficial interest in Borrower, nor any Person for whom Borrower is acting as agent or nominee in connection with this transaction (“Transaction Persons”) (1) is a

Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (2) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (3) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

(b)No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c)Borrower acknowledges by executing this Agreement that Lender has notified Borrower that, pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record such information as may be necessary to identify Borrower, or any Person owning twenty-five percent (25.00%) or more of the direct or indirect Equity Interests of Borrower (including the name and address of such Person) in accordance with the Patriot Act.

5.23Security Interest

Borrower has full right and power to grant to Agent, for the benefit of itself and the other Lenders, a first priority security interest and Lien on the Collateral pursuant to this Agreement, subject to the following sentence.  Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and/or appropriate filings and/or delivery of the necessary certificates evidencing an equity interest, control and/or possession, as applicable, without any further action, Agent will have a good, valid and first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person (other than Permitted Liens).  As of the Closing Date, no financing statement naming Borrower as “Debtor” and relating to any of the Collateral is on file in any public office except those on behalf of Agent and those related to the Permitted Liens.  As of the Closing Date, Borrower is not party to any agreement, document or instrument that conflicts with this Section 5.23.

5.24Survival

Borrower hereby makes the representations and warranties contained herein with the knowledge and intention that Agent and Lenders are relying and will rely thereon.  All such representations and warranties will survive the execution and delivery of this Agreement, the Closing and the making of any and all Advances.

VI.AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees that, unless otherwise consented to by Agent in writing in its sole discretion, until the full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending), the termination of the Revolving Loan Commitments and termination of this Agreement:

6.1Financial Statements, Reports and Other Information

(a)Financial Reports.  Borrower shall furnish to Agent each of the following:

(i)as soon as available and, in any event, within forty-five (45) calendar days after the end of each calendar quarter, unaudited quarterly financial statements of Borrower consisting of a balance sheet and statements of income as of the end of the immediately preceding monthly period;

(ii)as soon as available and in any event within one hundred twenty (120) calendar days after the end of each fiscal year, unaudited financial statements of Borrower, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year;

(iii)as soon as available and in any event within forty-five (45) calendar days after the end of each calendar quarter, Borrower will deliver the unaudited financial statements of Indemnitor consisting of a balance sheet and statements of income as of the end of the immediately preceding period, for such period; provided, however, to the extent such financial statements are publicly filed with the United States Securities and Exchange Commission or otherwise made publicly available within such time period, then the foregoing requirement shall be deemed to be satisfied; and

(iv)as soon as available and in any event within one hundred twenty (120) calendar days after the end of each fiscal year, audited financial statements of Indemnitor, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be prepared and certified without any material qualification by an independent certified public accounting firm acceptable to Agent in its reasonable discretion and accompanied by related management letters, if available; provided, however, to the extent such financial statements are publicly filed with the United States Securities and Exchange Commission or otherwise made publicly available within such time period, then the foregoing requirement shall be deemed to be satisfied.

(b) Monthly Collateral and Servicing Report.  As soon as available, and in any event not later than twenty (20) calendar days after the end of each calendar month, Borrower shall furnish to Agent and Backup Servicer a report, in computer file form reasonably accessible and usable by Agent and Backup Servicer, with respect to the Receivables pledged as Collateral, which report shall include, as of the end of the immediately preceding calendar month, (i) the information contained in the form of Monthly Collateral and Servicing Report attached hereto as Exhibit C, (ii) a summary of any third party fees and expenses to be paid from the Available

Amounts during the current calendar month and (iii) any other information with respect to the Collateral as Agent may reasonably request, all prepared by Borrower and certified as to being true, correct and complete in all material respects by Borrower.  For the avoidance of doubt, each such Monthly Collateral and Servicing Report shall include (i) the monthly Servicer report received by Borrower, (ii) a Borrowing Base Certificate dated as of the end of the most recent calendar month, (iii) a data tape with sufficient information for Agent to confirm that the information and calculations in each monthly Servicer Report and Borrowing Base Certificate is true, correct and complete and (iv) a summary of any amendments or modifications with respect to each Receivable to the extent known to Borrower.

(c)Additional Reports.  No later than seven (7) Business Day after receipt thereof by Borrower, Borrower shall deliver to Agent any material correspondence, reports, certificate or other document received by Borrower from Servicer, Backup Servicer or any other Person with respect to any Receivable.

(d)Notices.  Borrower shall promptly, and in any event within five (5) Business Days after the occurrence thereof, notify Agent in writing of (i) any notices Borrower has received of any claims, offsets or disputes asserted by any Account Debtor with respect to the Receivables, (ii) any pending material legal action, litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding brought, initiated or threatened in writing by or against Borrower or otherwise materially affecting Borrower or any of its or assets, (iii) any Regulatory Event, Trigger Event, Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iv) any other development, event, fact, circumstance or condition that is reasonably expected to have or result in a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (v) any matter(s) in existence that Borrower becomes aware of affecting in any material respect the value, enforceability or collectability of Collateral taken as a whole, (vi) receipt of any material notice or request from any Governmental Authority regarding any liability of Borrower, (vii) receipt of any notice or document by Borrower regarding any lease of real property of Borrower (and such notice shall include a copy of the notice or document), (viii) any lease of real property entered into by Borrower after the Closing Date, (ix) the filing, recording or assessment of any federal, state, local or foreign tax lien against the Collateral or Borrower, (x) any action taken or threatened in writing to be taken by any Governmental Authority (or any notice of any of the foregoing) with respect to Borrower or any Collateral which is reasonably expected to have or result in a Material Adverse Effect, (xi) any change in the corporate name of Borrower, and/or (xii) the loss, termination or expiration of any contract to which Borrower is a party or by which its properties or assets are subject or bound that is reasonably expected to have or result in a Material Adverse Effect.

(e)Account Debtor Bankruptcies.  Borrower shall use commercially reasonable efforts, and shall cause Servicer to use commercially reasonable efforts, to ensure that Borrower and Servicer are promptly notified upon any Account Debtor becoming the subject of a proceeding under any Debtor Relief Law.

(f)Quarterly Review Meeting.  If requested by Agent, Borrower, Servicer, and Indemnitor shall be available in person or via teleconference as and when requested by Agent for a quarterly review meeting regarding the status of Borrower, the Collateral and performance of the same.

(g)Tax Returns. Borrower shall promptly, but in no event later than ten (10) Business Days of filing, upon request, provide Agent with copies of all state and federal tax returns (together with any schedules and/or extensions in connection therewith) filed with any Governmental Authority in relation to each of Borrower and Indemnitor.

6.2Payment of Obligations

Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loan and all other Obligations when due and payable.

6.3Conduct of Business and Maintenance of Existence and Assets

Borrower shall (a) collect (or shall require Servicer to collect) all Receivables in the ordinary course of business, (b) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and remain in good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification is reasonably expected to have or result in a Material Adverse Effect and (c) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to remain in good standing or maintain operations could not reasonably be expected to be, have or result in a Material Adverse Effect.

6.4Compliance with Legal and Other Obligations

Borrower shall (a) comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (b) pay all Taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind for which it is liable when due and payable, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP consistently applied, (c) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, and (d) properly file all reports required to be filed by Borrower with any Governmental Authority, except under clauses (a), (b), (c), and/or (d) where the failure to comply, pay, file or perform could not reasonably be expected to be, have or result in a Material Adverse Effect.

6.5Reserved

6.6True Books

Borrower shall (a) keep true, complete and accurate (in accordance with GAAP, except for the omission of footnotes and year-end adjustments in interim financial statements) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all Taxes, assessments, charges, levies and claims and with respect to its business and (c) maintain a revenue recognition method in accordance with GAAP.

6.7Inspection; Periodic Audits; Quarterly Review

Borrower shall permit the representatives of Agent and each Lender, at the expense of Borrower, up to two times per year during normal business hours upon reasonable notice (provided that (i) Borrower shall not be responsible for the costs associated with such inspections or audits described below in excess of $60,000 during any calendar year prior to the occurrence and continuance of a Trigger Event or Event of Default and (ii) upon the occurrence and during the continuation of a Trigger Event or Event of Default, there shall be no limit on the number of visits per year and Borrower shall be responsible for all costs associated with such visits and inspections), to (a) visit and inspect Borrower’s offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine and/or audit all of Borrower’s books of account, records, reports and other papers, (b) make copies and extracts therefrom, and (c) discuss Borrower’s business, operations, prospects, properties, assets, liabilities, condition and/or Receivables with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing).  Borrower shall require Servicer to cooperate with Agent and its representatives in connection with any inspections or audits requested by Agent pursuant to and in accordance with the Servicing Agreement. In addition to the forgoing, Agent shall have the right, at the expense of Borrower but not to exceed $50,000 in any calendar year, to conduct a legal review regarding the compliance of Borrower, Servicer, Holdings, or any Originator, as well as the forms of Portfolio Documents, with all Applicable Laws, and Borrower shall, and shall require Servicer to cooperate with Agent and its internal and/or outside legal counsel in such legal review.

6.8Further Assurances; Post Closing

At Borrower’s cost and expense, Borrower shall (a) within five (5) Business Days (or such longer period in the case of actions involving third parties as determined by Agent in its sole discretion) after Agent’s reasonable demand, take such further actions, obtain such consents and approvals and shall duly execute and deliver such further agreements, assignments, instructions or documents as Agent may reasonably request in its sole discretion in order to effectuate the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence and during the continuation of a Default or Event of Default, (b) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth in any agreement regarding post-closing matters executed by Agent and Borrower, and (c) upon the exercise by Agent, any Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any Loan Document or under Applicable Law or at equity which requires any consent, approval, registration, qualification or authorization of such Person (including, without limitation, any Governmental Authority), execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization.  Agent may, at any time and from time to time, request a certificate from an officer of Borrower representing that all conditions precedent to the closing of this Agreement and the making of any Revolving Advances have been satisfied.

6.9Other Liens

If Liens other than Permitted Liens exist on the Collateral, as soon as reasonably practicable Borrower shall take all actions, and execute and deliver all documents and instruments necessary to promptly release and terminate such Liens.  As soon as reasonably practicable upon discovery of any Lien other than a Permitted Lien, Borrower shall notify Agent.

6.10Use of Proceeds

Borrower shall use the proceeds from each Revolving Advance under the Loan only for the purposes set forth in the recitals to this Agreement.

6.11Collateral Documents; Security Interest in Collateral

On demand of Agent, Borrower shall make available to Agent copies of any and all documents, instruments, materials and other items that relate to, secure, evidence, give rise to or generate or otherwise involve Collateral, including, without limitation, the Receivables, in each case to the extent Borrower has access to such documents, instruments, materials and other items.  Borrower shall (a) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise requested by Agent, in its sole discretion, to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect Borrower’s interest in the Collateral and Agent’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) Lien on the Collateral (and Borrower irrevocably grants Agent the right, at Agent’s option, to file any or all of the foregoing), (b) maintain, or cause to be maintained, at all times, Agent’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) Lien on the Collateral, and (c) defend the Collateral and Agent’s first priority (other than with respect to property or assets covered by Permitted Liens) and perfected Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Agent (other than Permitted Liens), and pay all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) in connection with such defense, which may, at Agent’s discretion, be added to the Obligations, in any event as necessary pursuant to this Agreement.

6.12Servicing Agreement; Backup Servicer;

(a)Borrower shall promptly provide (or require the Servicer to promptly provide) Agent with true and complete copies of all material notices, reports, statements and other documents sent or received by Servicer under the Servicing Agreement.  Borrower shall require Servicer to service all Receivables in accordance with the terms of the Servicing Agreement.  Borrower shall comply with all provisions, terms and conditions set forth in the Servicing Agreement and Borrower shall not modify, amend, or terminate the Servicing Agreement without Agent’s prior written consent.  Borrower shall promptly request from the Servicer any information or document requested by Agent, which such information or document Borrower has the right to request from Servicer pursuant to the Servicing Agreement, and Borrower shall promptly deliver to Agent such information or document upon receipt from Servicer.

(b)Borrower shall be required to provide the Monthly Collateral and Servicing Report in such form and in a manner reasonably acceptable to Agent as described in Section 6.1(b) hereof.  Borrower agrees not to, and will require Servicer not to, interfere with Backup Servicer’s performance of its duties under any Backup Servicing Agreement or to take any action that would be inconsistent in any way with the terms of such Backup Servicing Agreement.  Borrower covenants and agrees to, and will require Servicer to, provide any and all information and data reasonably requested by Agent to be provided promptly to Backup Servicer in the manner and form reasonably requested by Agent.  Upon the occurrence and continuance of any Trigger Event (solely with respect to clause (v), (vi), (vii) or (ix)  thereof) or Event of Default, Agent shall have the right to immediately substitute Agent, Backup Servicer or another third party servicer acceptable to Agent for Servicer in all of Servicer’s roles and functions as servicer of the Collateral, including as contemplated by the Loan Documents and the Servicing Agreement and upon and after such substitution, Agent or the Backup Servicer as substituted Servicer, or such other third party servicer acceptable to Agent, shall be entitled to receive the applicable Servicing Fee.

6.13Special Purpose Entity

Borrower has not, and shall not:

(a)engage in any business or activity other than the ownership, operation and maintenance of the Receivables and activities incidental thereto;

(b)acquire or own any material assets other than the Receivables (or such similar loan assets as Agent may reasonably approve), and such incidental personal property as may be necessary for the operation of the Receivables;

(c)merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Agent’s consent;

(d)own any Subsidiary or make any equity investment in any Person without the consent of Agent;

(e)commingle its assets with the assets of any of its members, shareholders, Affiliates, principals or of any other Person;

(f)incur any debt for borrowed money, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Obligations;

(g)fail to maintain its records, books of accounts and bank accounts separate and apart from those of the members, partners, shareholders, principals and Affiliates of Borrower or any other Person;

(h)other than any Loan Documents or as otherwise required by the Loan Documents, enter into any contract or agreement with any member, shareholder, principal or

Affiliate of Borrower or any member, shareholder, principal or Affiliate of any of the foregoing, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, shareholder, principal or Affiliate of Borrower, or any member, shareholder or Affiliate of any of the foregoing;

(i)seek the dissolution or winding up in whole, or in part, of Borrower;

(j)fail to correct any known misunderstandings regarding the separate identity of Borrower, as applicable;

(k)hold itself out to be responsible for the debts of another Person;

(l)other than owning the Receivables, make any loans or advances to any third party, including any member, shareholder, principal or Affiliate of Borrower or Servicer, or any member, shareholder, principal or Affiliate of any of the foregoing;

(m)fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any member, shareholder, principal or Affiliate of Borrower, Servicer or Originator, or any member, shareholder, principal or Affiliate of any of the foregoing);

(n)fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(o)except for invoicing for collections and servicing of Receivables, share any common logo with or hold itself out as or be considered as a department or division of (i) any shareholder, principal, member or Affiliate of Borrower, (ii) any Affiliate of a shareholder, principal or member of Borrower, or (iii) any other Person;

(p)without the unanimous consent of all owners of the Equity Interests of Borrower and the independent manager of Borrower, file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors; or

(q)fail at any time to have at least one (1) of its directors or managers being independent directors or managers that is not and has not been for at least three (3) years a director (other than as an independent director), manager, officer, employee, trade creditor, supplier or shareholder (or spouse, parent, sibling or child of the foregoing) of (or a Person who directly or indirectly controls) (i) Borrower, (ii) any general or limited partner, shareholder, principal, member or Affiliate of Borrower, or (iii) any Affiliate of any general or limited partner, shareholder, principal or member of Borrower.

6.14Collections.

Borrower agrees and covenants that it shall:

(a)At all times comply, and require Servicer to comply, with the terms of Section 2.3 hereof; and

(b)Prevent the deposit into any Deposit Account of any funds other than collections from Receivables or other funds to be deposited into such Deposit Accounts under this Agreement, the Intercreditor Agreement or the other Loan Documents (provided that, this covenant shall not be breached to the extent that funds are inadvertently deposited into any Deposit Account and upon discovery are promptly segregated and removed from such Deposit Account).

6.15Reserved

6.16Changes to Underwriting Guidelines

Any material changes or material proposed changes to the Underwriting Guidelines shall be approved by Agent in its reasonable discretion in order for any Receivables originated pursuant to such materially amended Underwriting Guidelines to constitute Eligible Receivables.

6.17Collateral Performance and Financial Covenants

(a)Net Charge-Off Ratio.  As of the end of any calendar month, beginning with the end of the first calendar month in which the first Quarterly Vintage is created, the Net Charge-Off Ratio with respect to any Quarterly Vintage shall be greater than the applicable percentage corresponding to the Weighted Average Seasoning of such Quarterly Vintage increased by one for each month since the creation of the related Quarterly Vintage set forth below:

Weighted Average Seasoning of Quarterly Vintage	Net Charge-Off Ratio
1	3.00%
2	4.00%
3	6.50%
4	10.00%
5	15.50%
6	21.00%
7	26.00%
8	30.00%
9	33.50%
10	36.00%
11	38.50%
12	40.00%
13	41.50%
14	43.50%
15	44.50%
16	45.50%
17	46.50%
18	47.00%
19	47.50%
20	48.00%
21	48.50%
22	49.50%
23	50.50%
24	51.50%
25	52.00%
26	52.00%
27	52.00%
28	52.00%
29	52.00%
30	52.00%
31	52.00%
32	52.00%
33	52.00%
34	52.00%
35	52.00%
36	52.00%

(b)Charged-Off Percentage.  As of the end of any calendar month, beginning with the third calendar month after the Closing Date, the three-month rolling average Charged-Off

Percentage for the most recently completed three (3) calendar month period (including such calendar month) shall not be greater than five and one-quarter percent (5.25%).

(c)Delinquency Percentage.  As of the end of any calendar month, beginning with the third calendar month after the Closing Date, the three-month rolling average Delinquency Percentage for the most recently completed three (3) calendar month period (including such calendar month) shall not be greater than fifteen and one-half percent (15.50%).

(d)Interest Coverage Ratio.  As of the end of any calendar month, beginning with the sixth calendar month after the Closing Date, the Interest Coverage Ratio shall not be less than 3.00 to 1.00 for the six month period ending on the last day of such calendar month.

VII.NEGATIVE COVENANTS

Borrower covenants and agrees that, unless otherwise consented to by Agent in writing in its sole discretion, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and termination of this Agreement:

7.1Indebtedness

Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except Indebtedness under the Loan Documents.

7.2Liens

Borrower shall not create, incur, assume, or suffer to exist, any Lien upon, in or against, or pledge of, any of the Collateral, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (a) Liens under the Loan Documents or otherwise arising in favor of Agent, for the benefit of itself and the other Lenders, (b) any right of set-off granted in favor of any financial institution in respect of Deposit Accounts opened and maintained in the ordinary course of business or pursuant to the requirements of this Agreement; provided, that with respect to any such Deposit Account, Agent has a perfected Lien thereon and control thereof (subject to the Intercreditor Agreement), in form, scope and substance satisfactory to Agent in its sole discretion and (c) Liens imposed by law for Taxes that are not yet due or are being contested in good faith.

7.3Investments; Investment Property; New Facilities or Collateral; Subsidiaries

Borrower shall not, directly or indirectly, (a) merge with, purchase, own, hold, invest in or otherwise acquire any Equity Interests of, or any other interest in, all or substantially all of the assets of, any Person or any joint venture, (b) purchase, own, hold, invest in or otherwise acquire any Investment Property (except (i) Investment Property set forth in Section 5.16 of Schedule A attached hereto as of the Closing Date, and (ii) Deposit Accounts with financial institutions and investments in the ordinary course of business or as required by this Agreement; provided, that with respect to any such Deposit Accounts, Agent has a perfected Lien thereon and control thereof (subject to the Intercreditor Agreement), in form, scope and substance satisfactory to Agent in its sole discretion and (iii) the indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) or (c) make or permit to exist any loan, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person except as provided in clause (b).  Borrower shall not purchase, lease, own, operate, hold, invest in or otherwise acquire any property or asset or any Collateral that is located outside of the continental United States except as provided in clause (b).  Borrower shall not have any Subsidiaries.

7.4Dividends; Redemptions; Equity

Except as otherwise agreed to by Agent in its sole discretion, Borrower shall not (a) declare, pay or make any dividend or distribution on any Equity Interests or other securities or ownership interests, (b) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or other securities or interests or of any options to purchase or acquire any of the foregoing, (c) otherwise make any payments, dividends or distributions to any member, manager, managing member, stockholder, director or other equity owner in such Person’s capacity as such, (d) make any payment of any management, service or related or similar fee to any Affiliate or holder of Equity Interests of Borrower, (e) issue, sell or create any Equity Interests, or (f) otherwise make any payments under the Purchase and Sale Agreement other than payments of the Purchase Price (as such term is defined in the Purchase and Sale Agreement) of each Receivable purchased by Borrower pursuant to the Purchase and Sale Agreement; provided, that, so long as no Regulatory Event, Trigger Event, Default or Event of Default has occurred or is continuing, or would be caused by such payment or distribution, Borrower may make distributions without the written consent of Agent.

7.5Transactions with Affiliates

Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates other than (a) the transactions contemplated hereby and by the other Loan Documents, subject to compliance with the requirements set forth in Section 2.6 hereof, (b) the transactions described on Section 5.13 of Schedule A and (c) to the extent not otherwise prohibited under this Agreement, other transactions upon fair and reasonable terms materially no less favorable to Borrower than would be obtained in a comparable arms-length transaction with a Person not an Affiliate.

7.6Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Trade Names

Borrower shall not (a) amend, modify, restate or change its certificate of formation or governance documents in a manner that would be adverse to Agent or Lenders, (b) change its state of organization, its corporate name or its fiscal year without thirty (30) calendar days prior written notice to Agent, (c)  amend, alter, suspend, terminate or make provisional in any material way, any Permit, the suspension, amendment, alteration or termination of which could reasonably be expected to be, have or result in a Material Adverse Effect without the prior written consent of Agent, which consent shall not be unreasonably withheld, (d) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, (e) use any proceeds of any Loan for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System for any use not contemplated or permitted by this Agreement, (f) amend, modify, restate or change any insurance policy in a manner adverse to Agent or Lenders in any material respect, (g) engage, directly or indirectly, in any business other than as set forth herein or (h) establish new or additional trade names without providing not less than thirty (30) days advance written notice to Agent.

7.7Transfer of Collateral; Amendment of Receivables

(a)Except pursuant to a Permitted Securitization, subject to compliance with the requirements set forth in Section 2.6 hereof, Borrower shall not sell, lease, transfer, pledge, encumber, assign or otherwise dispose of any Collateral without the prior consent of Agent.

(b)Borrower shall not extend, amend, waive or otherwise modify the terms of any Receivable or permit the rescission or cancellation of any Receivable, whether for any reason relating to a negative change in the related Account Debtor’s creditworthiness or inability to make any payment under the Receivable or otherwise, except as permitted by the Underwriting Guidelines or the Servicing Policy or as otherwise permitted in the Servicing Agreement.

(c)Except as required by Applicable Law, Borrower shall not terminate or reject any Receivable prior to the end of the term of such Receivable, whether such rejection or early termination is made pursuant to any Applicable Law, unless prior to such termination or rejection, such Receivable and any related Collateral have been released from the Lien created by this Agreement.

7.8Contingent Obligations and Risks

Except as otherwise expressly permitted by this Agreement, Borrower shall not enter into any Contingent Obligations or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than indemnities to officers and directors of such Person to the extent permitted by Applicable Law); provided, however, that nothing contained in this Section 7.8 shall prohibit Borrower from indorsing checks in the ordinary course of its business.

7.9[Reserved]

7.10Modifications of Agreements

Borrower shall not make, or agree to make, any modification, amendment or waiver of any of the terms or provisions of any Transfer Agreement or the Purchase and Sale Agreement without the prior written consent of Agent.

7.11Anti-Terrorism; OFAC

Borrower shall not (a) be or become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to

Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise be associated with any such Person in any manner violative of Section 2 of such executive order, or (c) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

7.12Deposit Accounts and Payment Instructions

(a)Borrower shall not open a Deposit Account (other than those listed in Section 5.16 of Schedule A attached hereto as of the Closing Date) without the prior written consent of Agent.

(b)Borrower shall not make any change in the instructions to Servicer with respect to the deposits of collections regarding Receivables to the Collateral Account in accordance with this Agreement, the Intercreditor Agreement and the Servicing Agreement.

(c)Borrower shall not, and shall require Servicer to not, make any change in the instructions to any Account Debtor on any Receivable that is Collateral with respect to any instructions to such Account Debtors regarding payment to be made to the Collateral Account.

7.13Servicing Agreement

Borrower shall not, without the prior written consent of Agent in its sole discretion:

(a)with respect to the Servicing Agreement, terminate, amend or modify the Servicing Agreement in any manner or consent to any request from the Servicer or any other party thereto to do the same;

(b)except in connection with the replacement of the Servicer by the Backup Servicer or third party servicer acceptable to Agent in accordance with Section 6.12(b), allow Servicer to transfer, assign or delegate any of its duties or functions under the Servicing Agreement, as applicable, to any Person, or otherwise engage any such Person to perform any such duties or functions for or on behalf of Servicer, or Borrower, in each case other than in accordance with the Servicing Agreement; and

(c)except in connection with the replacement of the Servicer by the Backup Servicer or third party servicer acceptable to Agent in accordance with Section 6.12(b), transfer the duties and functions of Servicer under the Servicing Agreement to any other Persons.

7.14No Adverse Selection; Minimum Purchase

(a)Borrower covenants and agrees that all Receivables selected to be purchased by Borrower pursuant to the Purchase and Sale Agreement from all other similar receivables originated or owned by Enova and its Subsidiaries shall, at all times, be selected at random and with no intention to select receivables that would be more adverse to Agent or Lenders than those similar receivables; provided further, that selection procedures that merely reflect differing eligibility criteria and excess concentration limits between this Facility and other credit facilities shall not be deemed to violate this provision.

(b)Beginning on the last day of the fourth month after the Closing Date and on the last day of each month thereafter during the Borrowing Period, so long as no Trigger Event or Event of Default has occurred and is continuing, Borrower acknowledges and agrees it shall purchase from Holdings pursuant to the Purchase and Sale Agreement at least thirty-five percent (35%) of all Receivables that have been originated by an Originator that is a party to the Transfer Agreement and sold by Enova or any of its Subsidiaries to Borrower or any Affiliate of Borrower since the date that is ninety (90) days following the Closing Date, as of the last day of the immediately preceding month that meet the criteria to be Eligible Receivables hereunder (i) until such time as the Loan equals the Maximum Loan Amount and (ii) at all times thereafter that the balance of the Loan is less than ninety-five percent (95%) of the Maximum Loan Amount.  Notwithstanding the foregoing, Holdings shall not be required to sell Receivables to Borrower under this Section 7.14(b) to the extent that after giving credit to such Receivables, the Financed Portfolio would exceed any Excess Concentration Limit.  In addition, and notwithstanding the foregoing, Holdings shall not be required to sell Receivables to Borrower under this Section 7.14(b) if any Lender transfers any portion of its Revolving Loan Commitment pursuant to clause (i) of the proviso in Section 12.2(a) without the consent of Borrower.

VIII.EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)Borrower (i) shall fail to pay any amount on the Obligations or provided for in any Loan Document within two (2) Business Days of the date due (in all cases whether on a specific due date, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise) or (ii) shall fail to pay the outstanding principal balance of all of the outstanding Revolving Advances in full on the Maturity Date;

(b)any representation, statement or warranty made or deemed made by Borrower in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party (other than representations or warranties with respect to whether a Receivable was an Eligible Receivable), shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect) except those made as of a specific date;

(c)Borrower shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement of it set forth in this Agreement (other than any violation, breach or default in the covenants set forth in Sections 2.11, 6.17, or 7 of this Agreement or the misappropriation of any funds to be delivered to the Collateral Account pursuant to Section 2.3 and applied pursuant to Section 2.4 of this Agreement, for which there shall be no cure period) or any other Loan Document and such violation, breach or failure shall continue or not be cured within a period of thirty (30) days after the Borrower first receives notice or obtains knowledge thereof, unless such Loan Document specifies a different cure period; provided, that notwithstanding anything to the contrary herein, the failure of Borrower to comply with Section 7.14(b) shall not constitute an Event of Default;

(d)Borrower shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, or any event of default occurs under, any Loan Document other than this Agreement and such violation, breach, default, event of default or failure shall not be cured within the applicable period set forth in the applicable Loan Document or, if no cure period is provided for therein, within a period of thirty (30) days after the Borrower first receives notice or obtains knowledge thereof;

(e)(i) any of the Loan Documents ceases to be in full force and effect (other than in accordance with its terms), or (ii) any Lien created under any Loan Document ceases to constitute a valid first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien on the Collateral in accordance with the terms thereof, except with respect to Collateral that is released from the Lien of Agent as permitted under the Loan Documents or the Security Documents;

(f)one or more judgments or decrees is rendered against any of Borrower in an amount in excess of $250,000 individually or $250,000 in the aggregate (excluding judgments to the extent covered by insurance of such Person), which is/are not bonded pending appeal, satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered;

(g)(i) any default or breach occurs, which is not cured within any applicable grace period or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of Borrower for borrowed money having an aggregate principal amount in excess of $250,000 individually or in the aggregate, or (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which Borrower is a party or to which any of their properties or assets are subject or bound (1) under or pursuant to which any Indebtedness having an aggregate principal amount in excess of $250,000 individually or in the aggregate was issued, created, assumed, guaranteed or secured and such default or breach continues for more than any applicable grace period and permits the holder of any such Indebtedness to accelerate the maturity thereof, or (2) that is between Borrower and Agent or any Lender or Affiliate of Agent or any Lender (other than the Loan Documents); or (ii) any Indebtedness of Borrower for borrowed money having an aggregate principal amount in excess of $250,000 individually or in the aggregate is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment or a payment due on the voluntary termination of a capital lease) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness for borrowed money having an aggregate principal amount in excess of $250,000 individually or in the aggregate (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs any event which would cause any such obligation to become, or allow any such obligation to be declared, due and payable;

(h)any of Borrower or Indemnitor shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other Applicable Law;

(i)(i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any of Borrower or Indemnitor or the whole or any substantial part of the properties of Borrower or Indemnitor, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) approve a petition filed against Borrower or Indemnitor seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other Applicable Law, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other Applicable Law, assume custody or control of Borrower or Indemnitor or of the whole or any substantial part of the properties of Borrower or Indemnitor, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against Borrower or Indemnitor any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other Applicable Law or statute, which (A) is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) is with respect to which Borrower or Indemnitor takes any action to indicate its approval of or consent;

(j)any Change of Control occurs;

(k)the suspension, loss, revocation, or failure to renew or file for renewal of any registration, approval, license, permit, or franchise required for the collection of the Receivables by Borrower which is now held or hereafter acquired by Borrower or the issuance of any stay order, cease and desist order or similar judicial or nonjudicial sanction prohibiting the collection of the Receivables;

(l)if the obligations of any party to the Guaranty is limited or terminated by operation of law or by Indemnitor; or

(m)the occurrence of any Level Two Regulatory Event impacting or affecting twenty percent (20%) or more of the Receivables owned by Borrower.

Upon the occurrence and continuance of an Event of Default, notwithstanding any other provision of any Loan Document, (a) Agent may (and at the request of Requisite Lenders, shall), by notice to Borrower (i) terminate its obligations hereunder and/or the Revolving Loan Commitments of each of the Lenders, whereupon the same shall immediately terminate, (ii) substitute immediately Backup Servicer or any other third party servicer acceptable to Agent, in its sole discretion, for Servicer in all of Servicer’s roles and functions as contemplated by the Loan Documents and the Servicing Agreement and any fees, costs and expenses of, for or payable to Backup Servicer or other third party servicer acceptable to Agent, in its sole discretion, and reasonably acceptable to Borrower shall be at Borrower’s sole cost and expense, (iii) with respect to the Collateral, (1) terminate the Servicing Agreement and service the Collateral, including the right to institute collection, foreclosure and other enforcement actions against the Collateral; (2) enter into modification agreements and make extension agreements with respect to payments and other performances; (3) release Account Debtors and other Persons liable for performance; (4) settle and compromise disputes with respect to payments and performances claimed due, all without notice to Borrower, and all in Agent’s sole discretion and without relieving Borrower from performance of the obligations hereunder or under any other Loan Document; (5) receive, collect, open and read all mail of Borrower for the purpose of obtaining all items pertaining to the Collateral and any collateral described in any Loan Document; (6) collect all interest, principal, prepayments (both voluntary and mandatory), and other amounts of any and every description payable by or on behalf of any Account Debtor pursuant to any Receivable, the related Portfolio Documents, or any other related documents or instruments directly from such Account Debtor; and (7) subject to the Intercreditor Agreement, apply all amounts in or subsequently deposited in any Deposit Account to the payment of the unpaid Obligations or otherwise as Agent in its sole discretion shall determine; and (iv) declare all or any of the Loan and/or Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(h), (i) (other than an Event of Default under Section 8(h) or (i) with respect to Indemnitor)), in which event all of the foregoing shall automatically and without further act by Agent or Lenders be due and payable and Agent or Lenders’ obligations hereunder shall terminate, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower and (b) effective immediately upon receipt of notice from Agent (unless specifically prohibited and provided for in Article VII, in which case effective immediately upon an Event of Default without any action of Agent or any Lender), no action permitted to be taken under Article VII hereof may be taken.

IX.RIGHTS AND REMEDIES AFTER DEFAULT

9.1Rights and Remedies

(a)In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and during the continuation of an Event of Default, Agent shall have the right to (and at the request of Requisite Lenders, shall) exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of Borrower held by Agent to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral is located or dispose of the Collateral on such premises without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Agent at any place designated by Agent in its sole discretion, (viii) reduce or otherwise change the Advance Rate and/or the Maximum Loan Amount and/or any component of the Maximum Loan Amount and/or (ix) relinquish or abandon any Collateral or any Lien thereon.  Notwithstanding any provision of any Loan Document, Agent, in its sole discretion, shall have the right, at any time that Borrower fails to do so after an Event of Default, without prior notice, to: (A) obtain insurance covering any of the Collateral to the extent required hereunder; and (B) discharge Taxes, levies and/or Liens on any of the Collateral that are in violation of any Loan Document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items.  Such expenses and advances shall be deemed Advances hereunder and shall be added to the Obligations until reimbursed to Agent, for its own account and for the benefit of the other Lenders, and shall be secured by the Collateral, and such payments by Agent, for its own account and for the benefit of the other Lenders, shall not be construed as a waiver by Agent or Lenders of any Event of Default or any other rights or remedies of Agent or Lenders.

(b)Borrower agrees that notice received at least ten (10) calendar days before the time of any intended public sale, private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  At any sale or disposition of Collateral, Agent may (to the extent permitted by Applicable Law) purchase all or any part thereof free from any right of redemption by Borrower, which right is hereby waived and released, to the extent permitted by law.  Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral.  In dealing with or disposing of the Collateral or any part thereof, Agent shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

9.2Application of Proceeds

Notwithstanding any other provision of this Agreement (including Section 2.4 hereof), in addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default shall be applied in the following order of priority:  (a) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrower’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Agent or Lenders may be required or may elect to pay, if any, for Taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Agent or Lenders may be required or authorized to make under any provision of this Agreement (including, in each such case, in-house and outside documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); (b) second, to the payment of all Obligations in such order as determined by Agent in its sole discretion; and (c) third, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction; provided, that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) or any of the other items referred to in this Section (other than Section 9.2(c) to the extent the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been indefeasibly paid in full in cash).

9.3Right to Appoint Receiver.

Without limiting and in addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Agent and/or any Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated

9.4Attorney-in-Fact

Borrower hereby irrevocably appoints Agent as its attorney-in-fact for the limited purpose of taking any action permitted under the Loan Documents that Agent deems necessary or desirable (in Agent’s sole discretion) upon the occurrence and continuation of an Event of Default to protect and realize upon Agent’s Lien in the Collateral, including the execution and delivery of any and all documents or instruments related to the Collateral in Borrower’s name, and said appointment shall create in Agent a power coupled with an interest.

9.5Rights and Remedies not Exclusive

Agent shall have the right in its sole discretion to determine which rights, Liens and/or remedies Agent and Lenders may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Agent or Lenders’ rights, Liens or remedies under any Loan Document, Applicable Law or equity.  The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent and Lenders described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent and Lenders otherwise may have.  The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X.WAIVERS AND JUDICIAL PROCEEDINGS

10.1Waivers

Except as expressly provided for herein, Borrower hereby waives set off, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document.  Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Agent to obtain an order of court recognizing the assignment of, or Lien of Agent in and to, any Collateral.

10.2Delay; No Waiver of Defaults

No course of action or delay or omission of the Agent or any Lender to exercise any right or remedy hereunder or under any other Loan Document shall impair any such right or operate as a waiver thereof.  No single or partial exercise by the Agent or any Lender of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.  No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver.  Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, Lender does not waive any breach of any representation or warranty of under any Loan Document, and all of Agent’s or any Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3Jury Waiver

(a)EACH PARTY HEREBY (i) EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

(b)In the event any such claim or cause of action is brought or filed in any United States federal court sitting in the State of California or in any state court of the State of California, and the waiver of jury trial set forth in Section 10.3(a) is determined or held to be ineffective or unenforceable, the parties agree that all claims and causes of action shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Los Angeles County, California.  Such proceeding shall be conducted in Los Angeles County, California, with California rules of evidence and discovery applicable to such proceeding.  In the event Claims or causes of action are to be resolved by judicial reference, any party may seek from any court having jurisdiction thereover any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all claims and causes of action are otherwise subject to resolution by judicial reference.

10.4Amendment and Waivers

(a)No amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by Borrower or Indemnitor therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Requisite Lenders (or by Agent on their behalf) without taking into account the Loans held by Non-Funding Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, without the consent of all Lenders:  (i) change the number of Lenders required for the Lenders or any of them to take any action hereunder; (ii) amend any of the provisions of Sections 9.2, 10.4 or 13.3; (iii) amend the sharing of payments by Lenders according to their Pro Rata Shares pursuant to Section 13.3 or the definitions of “Pro Rata Share” or “Requisite Lenders”; (iv) release all or substantially all of the value of guaranties delivered by the Indemnitor or all or substantially all of the Collateral; (v) release Borrower from all of the Obligations other than upon payment in full of the Obligations; (vi) consent to the assignment or other transfer by Borrower or any other party (other than Agent or any Lender) to any Loan Documents of any of their rights and obligations under any Loan Document; or (vii) extend the scheduled due date, or reduce the amount due on any scheduled due date, of any installment of principal, interest (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2), or fees payable with respect to any portion of the Loan, or waive, forgive, extend, defer or postpone the payment thereof; provided, further, that no amendment, waiver or consent shall, without the consent of each Lender directly affected thereby: (i) reduce the amount of principal of, or interest on (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2), or the interest rate (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2) applicable to, the Loans or any fees or other amounts payable hereunder; (ii) postpone any date on which any payment of principal of, or interest on (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2), the Loans or any fees or other amounts payable hereunder is required to be made; (iii) increase or extend the Revolving Loan Commitment of any Lender; or (iv) reduce the principal of, rate of interest on (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2) or fees payable with respect to any portion of the Loan.

(b)Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.

(c)Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.4 shall be binding upon Agent, Lenders and Borrower.

(d)No consent or agreement by Borrower shall be required to amend, modify, change, restate, waive, supplement, discharge, cancel or terminate any provision of Article XII, so long as no additional duties are required to be assumed by Borrower.

XI.EFFECTIVE DATE AND TERMINATION

11.1Effectiveness and Termination

Subject to Agent’s right to accelerate the Loan and terminate the Revolving Loan Commitments and cease making and funding Advances upon the occurrence and during the continuation of any Event of Default, this Agreement shall continue in full force and effect until the Maturity Date, unless terminated sooner as provided in Sections 2.5 or 2.6.  All of the Obligations shall be immediately due and payable upon the earlier of the Maturity Date, the Prepayment Date or the date upon which Agent declares all or any of the Loan and/or Note, all interest thereon and all other Obligations to be due and payable pursuant to the terms of Article

VIII, as applicable (the “Termination Date”).  Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Agent’s or any Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in cash in full.  The Liens granted to Agent, under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Agent shall continue in full force and effect until all of the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in full in cash.

11.2Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making and funding of the Loan and any termination of this Agreement until all Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) are fully performed and indefeasibly paid in full in cash.  The obligations and provisions of Sections 3.1, 3.3, 3.4, 10.1, 10.3, 11.1, 11.2, 12.1, 12.3, 12.4, 12.7, 12.9, 12.10, 12.11 and 13.18 shall survive termination of the Loan Documents and any payment in full of the Obligations.

XII.MISCELLANEOUS

12.1Governing Law; Jurisdiction; Service of Process; Venue

(a)THE LOAN DOCUMENTS ARE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK IN RELIANCE ON NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b)BY EXECUTION and delivery of each Loan Document to which it is a party, each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

(c)BORROWER hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 12.1.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)EACH of the parties hereto waives personal service of process and irrevocably consents to service of process in the manner provided for notices in Section 12.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

12.2Successors and Assigns; Assignments and Participations

(a)Subject to Sections 12.2(f) and (h), and so long as such assignment does not result in there being more than eighty (80) Lenders and Participants in the aggregate, a Lender may at any time, with the consent of the Agent and the Borrower (such consent not to be unreasonably withheld), assign all or a portion of its rights and delegate all or a portion of its Revolving Loan Commitment under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loan) to one or more Persons (a “Transferee”); provided, that Borrower consent shall not be required (i) in connection with an assignment of a Lender’s Advances (including the assignment of Revolving Loan Commitments in connection with such funded Advances) hereunder, (ii) in connection with a Lender’s assignment of its Revolving Loan Commitment to an Affiliate of such Lender or (iii) upon the occurrence and continuance of an Event of Default or Trigger Event.  Notwithstanding anything to the contrary in this Agreement, prior to the occurrence of an Event of Default, no Lender shall assign, pledge or otherwise transfer any Note or other Obligation to a Borrower Competitor without the prior written consent of Borrower.  The Transferee and such Lender shall execute and deliver for acceptance and recording in the Lender Register, a Lender Addition Agreement, which shall be in form and substance reasonably acceptable to Agent in its sole discretion (“Lender Addition Agreement”).  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Lender Addition Agreement, (i) the Transferee thereunder shall be a party hereto and, to the extent provided in such Lender Addition Agreement, have the same rights, benefits and obligations as it would if it were a Lender hereunder, (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Advances or assigned portion thereof, as the case may be, to the extent that such obligations shall have been expressly assumed by the Transferee pursuant to such Lender Addition Agreement (and, in the case of a Lender Addition Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but, with respect to matters occurring before such assignment, shall nevertheless continue to be entitled to the benefits of Sections 12.4 and 12.7).  Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the Transferee and that the Transferee shall be considered to be a “Lender” hereunder.  Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including Borrower’s rights, title, interests, remedies, powers, and duties hereunder or thereunder.

(b)So long as such sale of participations does not result in there being more than eighty (80) Lenders and Participants in the aggregate, a Lender may at any time sell participations in all or any part of its rights and obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loan) to one or more Persons (each, a “Participant”).  In the event of any such sale by a Lender of a participation to a Participant, (i) the Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible for the performance thereof, (iii) the Lender shall remain the holder of the Loan (and any Note evidencing the Loan) for all purposes under this Agreement and the other Loan Documents, (iv) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with its rights and obligations under this Agreement and the other Loan Documents, and (v) all amounts payable pursuant to Section 6.2 by Borrower hereunder shall be determined as if such Lender had not sold such participation.  Any agreement pursuant to which a Lender shall sell any such participation shall provide that such Lender shall retain the sole right and responsibility to exercise its rights and enforce Borrower’s obligations hereunder, including the right to consent to any amendment, supplement, modification or waiver of any provision of this Agreement or any of the other Loan Documents; provided, that such participation agreement may provide that such Lender will not agree, without the consent of the Participant, to any amendment, supplement, modification or waiver of: (A) any reduction in the principal amount, interest rate or fees payable with respect to the Loan in which such holder participates; (B) any extension of the termination date of this Agreement or the date fixed for any payment of principal, interest or fees payable with respect to the Loan in which such holder participates; and (C) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the Loan Documents).  Borrower hereby acknowledges and agrees that the Participant under each participation shall, solely for the purposes of Sections 12.4 and 12.7 of this Agreement be considered to be a “Lender” hereunder.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.3 and 13.8 (subject to the requirements and limitations therein, including the requirements under Section 13.8(f) (it being understood that the documentation required under Section 13.8(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.3(e) as if it were an assignee under paragraph (a) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.3 or 13.8, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.3(e) with respect to any Participant.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under any Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c)Agent, on behalf of Borrower, shall maintain at its address referred to in Section 12.5 a copy of each Lender Addition Agreement delivered to it and a written or electronic register (the “Lender Register”) for the recordation of the names and addresses of the Lenders and the Advances made by, and the principal amount of the Loan owing to, and the Revolving Loan Commitments of, and the Notes evidencing the Loan owned by, each Lender from time to time.  Notwithstanding anything in this Agreement to the contrary, the entries in the Lender Register shall be conclusive absent manifest error, and Borrower and the Agent shall treat each Person whose name is recorded in the Lender Register as the owner of the Loan, the Notes, the Revolving Loan Commitments and the Advances recorded therein for all purposes of this Agreement.  The Lender Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)Notwithstanding anything in this Agreement to the contrary, no assignment under Section 12.2(a) of any rights or obligations under or in respect of the Loan or the Notes evidencing the Loan shall be effective unless and until Agent shall have recorded the assignment pursuant to Section 12.2(c).  Upon its receipt of a Lender Addition Agreement executed by an assigning Lender and a Transferee, Agent shall (i) promptly accept such Lender Addition Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Lender Register and give prompt notice of such acceptance and recordation to the Lender and Borrower.  On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it, all or a portion of which are being assigned, and Borrower, at its own expense, shall, upon the request of Agent by the assigning Lender or the Transferee, as applicable, execute and deliver to Agent, within five (5) Business Days of any request, new Notes to reflect the interest held by the assigning Lender and its Transferee.

(e)Except as otherwise provided in this Section 12.2 Agent shall not, as between Borrower and Agent, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loan or other Obligations owed to Agent and Lenders.  Agent may furnish any information concerning Borrower in the possession of Agent from time to time to assignees and participants (including prospective assignees and participants), subject to confidentiality requirements hereunder.

(f)Notwithstanding any other provision set forth in this Agreement, Agent may at any time create a security interest in all or any portion of its rights under this Agreement, including the Loan owing to it and the Notes held by it and the other Loan Documents and Collateral.

(g)Borrower agrees to use commercially reasonable efforts to assist Agent in assigning or selling participations in all or any part of the Loan made by any Lender to another Person identified by such Lender.

(h)Notwithstanding anything in the Loan Documents to the contrary, (i) Agent and its Affiliates shall not be required to execute and deliver a Lender Addition Agreement in connection with any transaction involving its Affiliates or lenders, (ii) no lender to or funding or financing source of Agent or its Affiliates shall be considered a Transferee, (iii) there shall be no limitation or restriction on Agent’s ability to assign or otherwise transfer any Loan Document to any such Affiliate or lender or funding or financing source, and (iv) there shall be no limitation or restriction on such Affiliates’ or lenders’ or financing or funding sources’ ability to assign or otherwise transfer any Loan Document, Loan, Note or Obligation (or any of its rights thereunder or interest therein); provided, however, Agent shall continue to be liable as a “Lender” under the Loan Documents unless such Affiliate or lender or funding or financing source executes a Lender Addition Agreement and thereby becomes a “Lender.”

(i)The Loan Documents shall inure to the benefit of Agent, Lenders, Transferee, Participant (to the extent expressly provided herein only) and all future holders of the Notes, the Obligations and/or any of the Collateral, and each of their respective successors and permitted assigns.  Each Loan Document shall be binding upon the Persons other than Agent that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Agent.  No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of Borrower.  Nothing contained in any Loan Document shall be construed as a delegation to Agent of any other Person’s duty of performance.  BORROWER ACKNOWLEDGES AND AGREES THAT AGENT AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND REISSUE (WITHOUT SUBSTANTIVE CHANGES OTHER THAN THOSE RESULTING FROM SUCH DIVISION) THE NOTES, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS, IN EACH CASE ON THE TERMS AND CONDITIONS PROVIDED HEREIN.  Each Transferee and Participant shall have all of the rights, obligations and benefits with respect to the Obligations, Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof; provided, that, notwithstanding anything to the contrary in any Loan Document, Borrower shall not be obligated to pay under this Agreement to any Transferee or Participant any sum in excess of the sum which it would have been obligated to pay to Agent had such participation not been effected.  Agent may disclose to any Transferee or Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document; provided, that Transferees and Participants shall be subject to the confidentiality provisions contained herein that are applicable to Agent.

(j)Any Lender may assign or pledge all or any portion of the Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security to secure obligations of such Lender, including any assignment or pledge pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided, that any payment in respect of such assigned Loans or Notes made by Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment.  No such assignment shall release the assigning Lender from its obligations hereunder.

12.3Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent.  Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as Agent shall decide in its sole discretion.

12.4Indemnity

(a)Borrower hereby agrees that it will indemnify, defend and hold harmless (on an after Tax basis) the Agent and the Lenders, and their respective successors and permitted assigns and their respective directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including, without limitation, reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Person, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Person’s gross negligence, willful misconduct or bad faith) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (1) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (2) any actual or proposed use by Borrower of the proceeds of the Advance, (3) the Agent’s or any Lender’s entering into this Agreement, or the other Loan Documents (other than consequential damages and loss of anticipated profits or earnings), including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) any remedial or other action taken or required to be taken by Borrower or Indemnitor in connection with compliance by such party, or any of its properties, with any Applicable Law, (iii) any pending, threatened or actual action, claim, proceeding or suit by any shareholder or director of Borrower or Indemnitor or any actual or purported violation of Borrower’s or Indemnitor’s governing documents or any other agreement or instrument to which Borrower or Indemnitor is a party or by which any of its properties is bound, (iv) any willful misrepresentation with respect to Borrower or the Collateral, (v) any acts of fraud by Borrower or Indemnitor related to the Loan or made in connection with the Loan Agreement or any Loan Document, (vi) any Change of Control not approved in writing by Agent, (vii) any material waste, transfer, sale, encumbrance or other disposal of the Collateral not permitted by the Loan Agreement or the other Loan Document or (viii) any failure to comply with the special purpose entity covenants set forth in Section 6.13 hereof.  In addition, Borrower shall, upon demand, pay to the Agent all reasonable costs and expenses incurred by the Agent (including the reasonable fees and disbursements of counsel and other professionals) in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents, and pay to the Agent and each Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Agent or such Lender in (1) enforcing or defending its rights under or in respect of this Agreement, the other Loan Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (2) collecting the Obligations or otherwise administering this Agreement and (3) foreclosing or otherwise realizing upon the Collateral or any part thereof.  If and to the extent that the obligations of Borrower or Indemnitor hereunder or any other Loan Document are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under Applicable Law.  Without limiting any of the foregoing, Borrower indemnifies the Indemnified Person for all claims for brokerage fees or commissions (other than claims of a broker with whom such Indemnified Person has directly contracted in writing) which may be made in connection with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby.

(b)Borrower’s obligations under Sections 3.3 and 13.8 and this Section 12.4 shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

(c)All payments due under this Section 12.4 are payable promptly (and in any event within three (3) Business Days) after written demand therefor.

12.5Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5.  Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”):  (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

12.6Severability; Captions; Counterparts; Facsimile Signatures

In case any provision in or obligation under this Agreement, the Notes or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents.  This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  This Agreement and each of the other Loan Documents may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.  Delivery of an executed signature page of this Agreement and each of the other Loan Documents by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

12.7Expenses

Borrower shall pay, whether or not the Closing occurs, all fees, costs and expenses incurred or earned by Agent, any Lender, and/or its Affiliates, including, without limitation, portfolio management, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable external attorneys’ fees and expenses, (a) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (b) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments (subject to an aggregate cap of $125,000 for the legal fees of counsel to the Lenders), (c) arising in any way out of administration of the Obligations or the taking or refraining from taking by Agent of any action requested by Borrower, (d) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Agent’s Liens on any of the Collateral under the Loan Documents, whether through judicial proceedings or otherwise, (e) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Borrower, (f) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, (g) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof, (h) subject to the limitations set forth in Section 6.7 hereof, in connection with all actions, visits, audits and inspections undertaken by Agent or its Affiliates pursuant to the Loan Documents, and/or (i) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument.  All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations.  If Agent, Lender or any of their Affiliates uses in-house counsel for any purpose for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that their indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by such Indemnified Person in its sole discretion for the work performed.  Without limiting the foregoing, Borrower shall pay all Taxes (other than Taxes based upon or measured by Agent’s income or revenues or any personal property Tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.

12.8Entire Agreement

This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower, Agent and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including the term sheet dated on or about May 17, 2018), if any, relating to the subject matter hereof or thereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower, Agent and Requisite Lenders, as appropriate.  Except as set forth in and subject to Section 10.4, no provision of any Loan Document may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Borrower, Agent, Requisite Lenders and the other parties thereto, provided, that no consent or agreement by Borrower shall be required to amend, modify, change, restate, waive, supplement, discharge, cancel or terminate any provision of Article XIII, so long as no additional duties are required to be assumed by Borrower.  Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.  The schedules attached hereto may be amended or supplemented by Borrower upon delivery to Agent of such amendments or supplements and, except as expressly provided otherwise in this Agreement, the written approval thereof by Agent.  The preparation of this Agreement has been a joint effort of the parties hereto and their counsel. The resulting document shall not as matter of judicial construction be construed more severely against one of the parties or against any particular draftsman.

12.9Approvals and Duties

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent with respect to any matter that is subject of any Loan Document may be granted or withheld by Agent in its sole and absolute discretion.  Except as otherwise required by law, Agent shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

12.10Publicity

On or after the Closing Date, Agent or Borrower may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements (collectively, “Trade Announcements”) relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of Agent and one or more of Borrower).  Borrower may not submit any such Trade Announcement for publication without the prior written consent of the Agent (in each case, such consent not to be unreasonably withheld, and shall be deemed provided unless expressly withheld by the Agent, as applicable, within twenty (20) Business Days of request therefor).  Borrower may, from time to time after consent from Agent, publish any such Trade Announcements in any media form desired by Borrower until such time that the Agent requests Borrower to cease any such further publication.  Notwithstanding the foregoing, Borrower may issue any disclosures required by Applicable Law, legal process or the rules of the Securities and Exchange Commission without the prior approval of Agent.

12.11Release of Collateral

(a)So long as no Trigger Event, Default or Event of Default has occurred and is continuing, upon request of Borrower, Agent shall release any Lien granted to or held by Agent upon any Collateral being sold or disposed of in compliance with the provisions of the Loan Documents, as determined by Agent in its sole discretion, subject to compliance with Sections 2.5 and 2.6 hereof, as applicable.  Upon receipt of the proceeds of such sale or disposition in accordance with this Agreement, Agent shall execute and deliver such documents, at Borrower’s expense, as are necessary to release Agent’s Liens on the applicable Collateral and shall return the applicable Collateral to Borrower; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent.  Agent shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts.

(b)Notwithstanding anything in the foregoing Section 12.11(a) to the contrary, in order to give effect to a Permitted Disposition, the relevant Receivable(s) may be sold without the prior consent of Agent or any of the Lenders; provided that Borrower shall, or shall cause the Servicer to, immediately deposit all proceeds from such sale or repurchase into a Collection Receipts Account.  Provided that no Trigger Event or Event of Default has occurred and is continuing, if such amounts described in the prior sentence are deposited in a Collection Receipts Account, then, (i) Agent’s Lien on such Charged-Off Receivables that are subject to such Permitted Disposition shall be automatically released without any further action and (ii) Agent shall execute such documents, releases and instruments of transfer or assignment, reasonably requested and prepared by Borrower and take such other actions as shall reasonably be requested by Borrower to effect the release of such Charged-Off Receivables removed pursuant to a Permitted Disposition, in each case at Borrower’s sole cost and expense.  Borrower shall deliver, or cause the Servicer to deliver, a schedule of any Receivables released as provided in this Section

12.11(b) to Agent in connection with the Monthly Collateral and Servicing Report and shall update all other reports and schedules accordingly.

(c)Subject to Section 12.3, promptly following full performance and satisfaction and indefeasible payment in full in cash of all Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and the termination of this Agreement, the Liens created hereby shall terminate and Agent shall execute and deliver such documents, at Borrower’s expense, as are necessary to release Agent’s Liens on the Collateral and shall return the Collateral to Borrower; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent.  Agent shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts.

Times of Day

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Rounding

Any ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

No Advisory or Fiduciary Responsibility

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that:  (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Independent Effect of Covenants

Borrower expressly acknowledges and agrees that each covenant contained in Articles VI or VII hereof shall be given independent effect.  Accordingly, Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VI or VII, if, before or after giving effect to such transaction or act, Borrower shall or would be in breach of any other covenant contained in Articles VI or VII.

12.16Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that, in the event that any Non-Funding Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 13.3 and, pending such payment, shall be segregated by such Non-Funding Lender from its other funds and deemed held in trust for the benefit of Agent and Lenders, and (ii) the Non-Funding Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Non-Funding Lender as to which it exercised such right of setoff.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Each Lender agrees to notify Borrower and Agent promptly after any such setoff and application by such Lender; provided that, the failure to give such notice shall not affect the validity of such setoff and application.

Confidentiality.

Each of Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National

Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities evidenced by this Agreement, (h) with the consent of Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.  For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Inconsistencies with Other Documents.

In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on Borrower or any of its Subsidiaries or further restricts the rights of Borrower or any of its Subsidiaries or gives Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

XIII.AGENT PROVISIONS; SETTLEMENT

13.1Agent.

(a)Appointment.  Each Lender hereby designates and appoints Pacific Western Bank as the administrative agent, payment agent and collateral agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Pacific Western Bank, as Agent for such Lender, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Agent agrees to act as such on the conditions contained in this Article XIII.  The provisions of this Article XIII are solely for the benefit of Agent and Lenders, and Borrower shall have no rights as a third-party beneficiary of any of the provisions of this Article XIII other than the second sentence of Section 13.1(h)(iii).  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents, employees or sub-agents.

(b)Nature of Duties.  In performing its functions and duties under this Agreement, Agent is acting solely on behalf of Lenders, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders, other than as expressly set forth herein and in the other Loan Documents, or Borrower.  Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower.  Except for information, notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder or given to Agent for the account of or with copies for Lenders, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.  If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send prior written notice thereof to each Lender.  Agent shall promptly notify each Lender in writing any time that the applicable percentage of Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(c)Rights, Exculpation, Etc.  Neither Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to any Lender for any action lawfully taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith; provided that the foregoing shall not prevent Agent from being liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis.  Notwithstanding the foregoing, Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree promptly to return to such Lender any such erroneous payments received by them).  In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account.  Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties made by Borrower herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of Borrower.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrower, or the existence or possible existence of any Trigger Event, Default or Event of Default.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of Lenders and, notwithstanding the instructions of Lenders, Agent shall have no obligation to take any action if it, in good faith, believes that such action exposes Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Agent receives an indemnification satisfactory to it from Lenders with respect to such action.

(d)Reliance.  Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants and other experts selected by Agent in its sole discretion.

(e)Indemnification.  Each Lender, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Agent and its officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by Borrower), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding Obligations (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with their Pro Rata Share immediately prior to such date of the total outstanding Obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent under this Agreement or any of the other Loan Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis.  The obligations of Lenders under this Article XIII shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)Agent in its Individual Capacity.  With respect to the Loans made by it, if any, Pacific Western Bank and its successors as the Agent shall have, and may exercise, the same rights and powers under the Loan Documents, and is subject to the same obligations and liabilities, as and to the extent set forth in the Loan Documents, as any other Lender.  The terms “Lenders” or “Requisite Lenders” or any similar terms shall include Agent in its individual capacity as a Lender.  Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, Borrower or any Subsidiary or Affiliate of Borrower as if it were not acting as Agent pursuant hereto.

(g)Successor Agent.

(i)Resignation.  Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower and Lenders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided below.

(ii)Appointment of Successor.  Upon any such notice of resignation pursuant to clause (g)(i) of this Section 13.1, Requisite Lenders shall appoint a successor Agent with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Trigger Event, Default or Event of Default exists).  If a successor Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (g)(i) above, the retiring Agent, upon notice to Borrower, may, on behalf of Lenders, appoint a successor Agent with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Trigger Event, Default or Event of Default exists), who shall serve as Agent until such time as Requisite Lenders appoint a successor Agent as provided above.  If no successor Agent has been appointed pursuant to the foregoing within said thirty (30) calendar day period, the resignation shall become effective and Requisite Lenders thereafter shall perform all the duties of Agent hereunder, until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

(iii)Successor Agent.  Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, upon the earlier of such acceptance or the effective date of the retiring Agent’s resignation, the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, provided that any indemnity rights or other rights in favor of such retiring Agent shall continue after and survive such resignation and succession.  After any retiring Agent’s resignation as Agent under the Loan Documents, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

(h)Collateral Matters.

(i)Collateral.  Each Lender agrees that any action taken by Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater number of Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents relating to the Collateral, and the exercise by Agent or the Requisite Lenders (or, where so required, such greater number of Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and Agent.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents in connection with the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Borrower; (iii) act as collateral agent for Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents relating to the Collateral; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all right and remedies given to such Agent and Lenders with respect to the Collateral under the Loan Documents relating thereto, Applicable Law or otherwise.

(ii)Release of Collateral.  Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent, for the benefit the of Lenders, upon any Collateral covered by the Loan Documents (A) upon termination of this Agreement, the termination of the Revolving Loan Commitments and the indefeasible payment and satisfaction in full in cash of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted); (B) constituting Collateral being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of the Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry); or (C) constituting Collateral leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended.

(iii)Confirmation of Authority; Execution of Releases.  Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 13.1(h)(i) and (ii)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Agent under Section 13.1(h)(ii).  So long as no Trigger Event, Default or Event of Default exists, upon receipt by Agent of confirmation from the requisite percentage of Lenders of its authority to release any particular item or types of Collateral covered by this Agreement or the other Loan Documents, and upon at least five (5) Business Days’ prior written request by Borrower, Agent shall (and hereby is irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent, for the benefit itself and the Lenders, herein or pursuant hereto upon such Collateral; provided, however, that (A) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts), and (B) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any Subsidiary of Borrower in respect of) all interests retained by Borrower or any

Subsidiary of Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral covered by this Agreement or the Loan Documents.

(iv)Absence of Duty.  Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral covered by this Agreement or the other Loan Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent, on behalf of the Lenders, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 13.1(h) or in any of the Loan Documents; it being understood and agreed that in respect of the Collateral covered by this Agreement or the other Loan Documents, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in Collateral covered by this Agreement or the Loan Documents as one of Lenders and Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, that Agent shall exercise the same care which it would in dealing with loans for its own account.

(i)Agency for Perfection.  Each Lender hereby appoints Agent as agent for the purpose of perfecting Lenders’ security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession.  Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of the Lenders, notify Agent thereof and, promptly upon Agent’s request therefor, deliver such Collateral to Agent or otherwise act in respect thereof in accordance with Agent’s instructions.

(j)Exercise of Remedies.  Except as set forth in Section 13.4, each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Loan Document or to realize upon any Collateral security for the Loans or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by Agent in accordance with the terms of the Loan Documents.

13.2Lender Consent

(a)In the event Agent requests the consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have given such consent so long as such request contained a notice stating that such failure to respond within five (5) Business Days would be deemed to be a consent by such Lender.

(b)In the event Agent requests the consent of a Lender in a situation where such Lender’s consent would be required and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Loans and Revolving Loan Commitments to Agent for a price equal to the then outstanding principal amount thereof due such Lender plus accrued and unpaid interest and fees due such Lender, which principal, interest and fees will be paid to the Lender when collected from Borrower.  In the event that Agent elects to require any Lender to assign its interest to Agent pursuant to this Section 13.2 Agent will so notify such Lender in writing within forty-five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent no later than five (5) calendar days following receipt of such notice.

13.3Set-off and Sharing of Payments

In addition to any rights and remedies now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, to the fullest extent permitted by law, with the prior written consent of Agent and without notice to Borrower or any other Person other than Agent (such notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances (general or special, time or demand, provisional or final) held by such Lender at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower ), and (b) other Collateral at any time held or owing by such Lender to or for the credit or for the account of Borrower, against and on account of any of the Obligations which are not paid when due; provided, that no Lender or any such holder shall exercise any such right without prior written notice to Agent.  Any Lender that has exercised its right to set-off or otherwise has received any payment on account of the Obligations shall, to the extent the amount of any such set off or payment exceeds its Pro Rata Share of payments obtained by all of the Lenders on account of such Obligations, purchase for cash (and the other Lenders or holders of the Loans shall sell) participations in each such other Lender’s or holder’s Pro Rata Share of Obligations as would be necessary to cause such Lender to share such excess with each other Lenders or holders in accordance with their respective Pro Rata Shares; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery.  Borrower agrees, to the fullest extent permitted by law, that (y) any Lender or holder may exercise its right to set-off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (z) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans and other Obligations in the amount of such participation.

13.4Disbursement of Funds

Agent may, on behalf of Lenders, disburse funds to Borrower for the Revolving Advances or any other Advance.  Each Lender shall reimburse Agent on demand for its Pro Rata Share of all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender shall remit to Agent its Pro Rata Share of any Advance before Agent disburses such Advance to or on account of Borrower.  If Agent so elects to require that funds be made available prior to disbursement to Borrower, Agent shall advise each Lender by telephone, telex or telecopy of the amount of such Lender’s Pro Rata Share of such Advance no later than one (1) Business Day prior to the funding date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account not later than 2:00 p.m. (New York City time).  If Agent shall have disbursed funds to Borrower on behalf of any Lender and such Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower, and Borrower shall as promptly as reasonably possible, but in no event less than two (2) Business Days after such notice, repay such amount to Agent.  Any repayment by Borrower required pursuant to this Section 13.4 shall be without any premium or penalty.  Nothing in this Section 13.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 13.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

13.5Settlements; Payments; and Information

(a)Advances; Payments; Interest and Fee Payments.

(i)The amount of the outstanding Loan may fluctuate from day to day through Agent’s disbursement of funds to or on account of, and receipt of funds from, Borrower.  In order to minimize the frequency of transfers of funds between Agent and each Lender, notwithstanding terms to the contrary set forth in Section 13.4, Advances and repayments thereof may be settled according to the procedures described in Sections 13.5(a)(ii) and 13.5(a)(iii).  Notwithstanding these procedures, each Lender’s obligation to fund its Pro Rata Share of any Advances made by Agent to or on account of Borrower will commence on the date such Advances are made by Agent.  Nothing contained in this Agreement shall obligate a Lender to make an Advance at any time any Trigger Event, Default or Event of Default exists.  All such payments will be made by such Lender without set-off, counterclaim or deduction of any kind.

(ii)Once each week, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by 1:00 p.m. (New York City time) on a Business Day by telephone, telex or telecopy of the amount of each such Lender’s Pro Rata Share of the outstanding Advances.  In the event payments are necessary to adjust the amount of such Lender’s share of the Advances to such Lender’s Pro Rata Share of the Advances, the party from which such payment is due will pay the other party, in same day funds, by wire transfer to the other’s account not later than 2:00 p.m. (New York City time) on the Business Day following the Settlement Date.

(iii)On the twentieth (20th) Business Day of each month (“Interest Settlement Date”), Agent will advise each Lender by telephone or facsimile of the amount of interest and fees charged to and collected from Borrower for the preceding month in respect of the Loans.  Provided that such Lender has made all payments required to be made by it under this Agreement and provided that Lender has not received its Pro Rata Share of interest and fees directly from Borrower, Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on Schedule 13.5(a) of this Agreement as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 2:00 p.m. (New York City time) on the next Business Day following the Interest Settlement Date, such Lender’s share of such interest and fees.

(b)Availability of Lenders’ Pro Rata Share.

(i)Unless Agent has been notified by a Lender prior to any proposed funding date of such Lender’s intention not to fund its Pro Rata Share of an Advance, Agent may assume that such Lender will make such amount available to Agent on the proposed funding date or the Business Day following the next Settlement Date, as applicable; provided, however, nothing contained in this Agreement shall obligate a Lender to make an Advance at any time any Trigger Event, Default or Event of Default exists.  If such amount is not, in fact, made available to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.

(ii)Nothing contained in this Section 13.5(b) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

(c)Return of Payments.

(i)If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

(ii)If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

13.6Dissemination of Information

Upon request by a Lender, Agent will distribute promptly to such Lender, unless previously provided by Borrower to such Lender, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and information, including financial and reporting information received from Borrower or generated by a third party (and excluding only internal information generated by Pacific Western Bank for its own use as a Lender or as Agent and any attorney-client privileged communications or work product), as provided for in this Agreement and the other Loan Documents as received by Agent.  Agent shall not be liable to any of the Lenders for any failure to comply with its obligations under this Section 13.6, except to the extent that such failure is attributed to Agent’s gross negligence or willful misconduct and results in demonstrable damages to such Lender as determined, in each case, by a court of competent jurisdiction on a final and non-appealable basis.

13.7Non-Funding Lender.

The failure of any Lender to make any Advance (the “Non-Funding Lender”) on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” for any voting or consent rights under or with respect to any Loan Document.  At Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the rights of that Non-Funding Lender to make Advances hereunder for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Lender Addition Agreement.

13.8Taxes

(a)Any and all payments by or on account of any obligations of Borrower to each Lender or Agent under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including penalties, interest and additions to tax), imposed by any Governmental Authority (“Taxes”), except as required by Applicable Law.

(b)In addition, Borrower shall pay to the relevant Governmental Authority any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)Subject to Section 13.8(g), Borrower shall indemnify and hold harmless each Lender and Agent for the full amount of any and all Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 13.8) paid or payable by such Lender or Agent and any liability (other than any penalties, interest, additions, and expenses that accrue after the 180th day after the receipt by Agent or such Lender of written notice of the assertion of such Indemnified Taxes or Other Taxes and before the date that Agent or such Lender provides Borrower with a certificate relating thereto pursuant to Section 13.8(l)) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  Payments under this indemnification shall be made within 10 days from the date any Lender or Agent makes written demand therefor.

(d)If Borrower shall be required by Applicable Law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Lender or Agent, then, subject to Section 13.8(g):

(i)if such Tax is an Indemnified Tax, the sum payable shall be increased to the extent necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.8), such Lender or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(ii)Borrower shall make such deductions; and

(iii)Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(e)Within ten (10) days after the date of any payment by Borrower of Taxes to a Governmental Authority, Borrower shall furnish to Agent (and the applicable Lender) a receipt evidencing payment thereof, or other evidence of payment satisfactory to Agent (and the applicable Lender).

(f)Each Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall deliver to Borrower and Agent (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent and not to Borrower) two (2) copies of each applicable U.S. Internal Revenue Service Form W-8BEN, Form W‑8BEN‑E, Form W-8IMY or Form W-8ECI, or any subsequent versions thereof, successors thereto or such other forms or documents as may be reasonably required under Applicable Law, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from United States federal withholding Tax on all payments by Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement.  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  In addition to properly completing and duly executing Forms W-8BEN or W‑8BEN‑E (or any subsequent versions thereof or successor thereto), if such Non-U.S. Lender is claiming an exemption from withholding of United States federal income Tax under Section 871(h) or 881(c) of the Code, such Lender hereby represents and warrants that (A) it is not a “bank” within the meaning of Section 881(c) of the Code, (B) it is not subject to regulatory or other legal requirements as a bank in any jurisdiction, (C) it has not been treated as a bank for purposes of any Tax, securities law or other filing or submission made to any governmental securities law or other legal requirements, (D) it is not a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (E) it is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (F) none of the interest arising from this Agreement constitutes contingent interest within the meaning of Section 871(h)(4) or Section 881(c)(4) of the Code and such Non-U.S. Lender agrees that it shall provide Agent, and Agent shall provide to Borrower (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent and not to Borrower), with prompt notice at any time after becoming a Lender hereunder that it can no longer make the foregoing representations and warranties.  Each Non-U.S. Lender shall promptly notify Borrower (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent and not to Borrower) at any time it determines that it is no longer in a position to provide any previously delivered form or certificate (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection that such Non-U.S. Lender is not legally able to deliver.  Each Lender who makes an assignment pursuant to Section 12.2 where the assignment and assumption agreement is not delivered to Borrower shall indemnify and agree to hold Agent, Borrower and the other Lenders harmless from and against any United States federal withholding Tax, interest and penalties that would not have been imposed but for (i) the failure of the Transferee that received such assignment under Section 12.2 to comply with this Section 13.8(f) or (ii) the failure of such Lender to withhold and pay such Tax at the proper rate in the event such Transferee does not comply with this Section 13.8(f) (or complies with Section 13.8(f) but delivers forms indicating it is entitled to a reduced rate of such Tax).  Any Lender that is a U.S. Person shall deliver to Borrower and Agent (i) a properly prepared and duly executed U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, certifying that such Lender is entitled to receive any and all payments under this Agreement and each other Loan Document free and clear from withholding of United States federal backup withholding Taxes or (ii) such other reasonable documentation as will enable Borrower and/or Agent to determine whether or not such Lender is subject to United States federal backup withholding or information reporting requirements.  Each Person that shall become a Participant pursuant to Section 12.2 shall, on or before the date of the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this Section 13.8(f), and shall make the representations and warranties set forth in clauses (A) – (F) above, provided that the obligations of such Participant, pursuant to this Section 13.8(f) shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

(g)Borrower will not be required to pay any additional amounts in respect of United States federal income Tax pursuant to Section 13.8(d) to any Lender or Agent or to indemnify any Lender or Agent pursuant to Section 13.8(c) to the extent that the Internal Revenue Service has determined (which determination shall be final and non-appealable) that such Lender or Agent is treated as a “conduit entity” within the meaning of Treasury Regulation Section 1.881‑3 or any successor provision; provided, however, nothing contained in this Section shall preclude the payment of additional amounts or indemnity payments by Borrower to the person for whom the “conduit entity” is acting.

(h)If Borrower is required to pay additional amounts to or for the account of any Lender or Agent pursuant to this Section 13.8, then such Lender or Agent shall use its reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by Borrower so as to eliminate or reduce any such additional payments by Borrower which may accrue in the future if such filing or changes in the reasonable judgment of such Lender or Agent, would not require such Lender to disclose information such Lender deems confidential and is not otherwise disadvantageous to such Lender or Agent.

(i)If Agent or a Lender, in its reasonable judgment, receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 13.8, it shall promptly pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 13.8 with respect to the Taxes giving rise to such refund) and any interest paid by the relevant Governmental Authority with respect to such refund, provided, that Borrower, upon the request of Agent or such Lender, shall repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay the applicable refund to such Governmental Authority.

(j)Notwithstanding anything herein to the contrary, if Agent is required by Applicable Law to deduct or withhold any Taxes from or in respect of any sum payable to any Lender by Borrower or Agent, the Agent shall not be required to make any gross-up payment to or in respect of such Lender, except to the extent that a corresponding gross-up payment is actually received by Agent from Borrower.

(k)Any Lender claiming reimbursement or compensation pursuant to this Section 13.8 shall deliver to Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.

(l)The agreements and obligations of Borrower in this Section 13.8 shall survive the payment of all other Obligations.

13.9Patriot Act

Each Lender that is subject to the requirements of the Patriot Act and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Agent and each Lender to identify Borrower in accordance with the Patriot Act.  Borrower shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has duly executed this Loan and Security Agreement as of the date first written above.

BORROWER:

EFR 2018-1, LLC,

a Delaware limited liability company

By: /s/ David Fisher
Name:David Fisher
Title: President

Address:

175 West Jackson Boulevard

Suite 1000

Chicago, IL 60606

Attn: _________________

Facsimile: _____________

with a copy to:

Chapman and Cutler LLP

1270 Avenue of the Americans, 30th Floor

New York, NY 10020

Attn: Kenneth P. Marin

Facsimile: (212) 655-2511

LEAD ARRANGER, BOOKRUNNER, AGENT AND LENDER:

PACIFIC WESTERN BANK

By: /s/ Robert Dailey

Name: Robert Dailey

Title: SVP, Managing Director

Address:

5404 Wisconsin Avenue, 2nd Floor

Chevy Chase, MD 20815

Attention: SFG Portfolio Manager

Facsimile: (301) 841-2380

With a copy to:

Holland & Knight LLP

200 Crescent Court, Suite 1600

Dallas, Texas 75201

Attn: Matthew Fontane, Esq.

Facsimile:  (214) 964-9501